As filed with the Securities and Exchange Commission on April 7, 2004

                                                      Registration No. 333-_____
================================================================================
                                  UNITED STATES
                       Securities and Exchange Commission
                             Washington, D.C. 20549
                       ----------------------------------
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       ----------------------------------

                           Northgate Innovations, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

       Delaware                      3571                   13-3779546
   (State or Other            (Primary standard          (I.R.S. Employer
   Jurisdiction of                industrial          Identification Number)
   Incorporation or          classification code
    Organization)                  number)
                      ------------------------------------
                              801 S. Sentous Street
                       City of Industry, California 91748
                                 (626) 923-6000

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                J. William Wilson
                       Vice President and General Counsel
                              801 S. Sentous Street
                       City of Industry, California 91748
                                 (626) 923-6000

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                      ------------------------------------
                                 With a copy to:

                              Paul A. Belvin, Esq.
                               Samuel Wolff, Esq.
                       Akin Gump Strauss Hauer & Feld LLP
                          1333 New Hampshire Avenue, NW
                              Washington, DC 20036
                            Telephone: (202) 887-4000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
Title of Shares to be Registered     Amount to be      Proposed Maximum Offering   Proposed Maximum Aggregate        Amount of
                                    Registered (1)        Price Per Unit (2)          Offering Price (2)          Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.03 par value         15,943,600              $0.60                    $9,566,160.00                 $1,212.03
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

(1) Includes (i) 13,443,600 shares of common stock and (ii) 2,500,000 shares of common stock issuable upon exercise of warrants. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also covers such additional shares of common stock to be issued as the result of stock splits, stock dividends and similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

         The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED APRIL 7, 2004

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                   PROSPECTUS
                           NORTHGATE INNOVATIONS, INC.
                                  COMMON STOCK
     UP TO 15,943,600 SHARES OF COMMON STOCK OFFERED BY SELLING STOCKHOLDERS

         The shares of common stock offered by this prospectus are being sold by the stockholders listed on pages 39 and 40 of this prospectus. We will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders.

         Our Common Stock is traded on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol "NGTE."

         The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See "Plan of Distribution" beginning on page 43 for more information about how a selling stockholder may sell its shares of common stock. We will not be paying any underwriting discounts or commissions in this offering.

         On April 5, 2004, the last reported sale price of the Common Stock on the OTCBB was $0.65 per share. See "Price Range of Common Stock." You should obtain a current market price quotation before you buy any of the offered shares.

         You should read this prospectus carefully before you invest in our Common Stock offered hereby.

         The securities offered by this prospectus involve a high degree of risk. You should carefully consider the factors described under the heading "Risk Factors" beginning on page 5 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The date of this prospectus is April 7, 2004.

                                TABLE OF CONTENTS
                                                                            Page

Prospectus summary...........................................................1
Risk factors.................................................................5
Forward-looking statements...................................................14
Use of proceeds..............................................................15
Market price of and dividends on our common stock............................16
Selected consolidated financial data.........................................17
Management's discussion and analysis of financial condition
        and results of operation.............................................18
Business.....................................................................27
Management...................................................................34
Principal and selling stockholders...........................................39
Plan of distribution.........................................................43
Related party transactions...................................................43
Description of capital stock.................................................44
Legal matters................................................................45
Experts......................................................................45
Where you can find more information..........................................46
Index to consolidated financial statements ..................................F-1


         In connection with this offering, no person is authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

         We are not making any representation to any purchaser of the common stock regarding the legality of an investment in the common stock by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the common stock.

                                 ---------------

         In this prospectus, when we to refer to Northgate Innovations, Inc. and its subsidiaries, we use the terms "Northgate," "we," "our" and "us" when we do not need to distinguish among these entities or their predecessors or when any distinction is clear from the context.

                               PROSPECTUS SUMMARY

         You should read this summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes appearing elsewhere in this prospectus.


                                  Our Business

         Since 1992, when our predecessor was formed, we have primarily offered consumers personal computers and related products through distribution channels that include television shopping networks, mail order catalog companies and large electronic and office supply chain stores. In December 2003, an investor group acquired a majority of our outstanding common stock and appointed a majority of the members of our board of directors. In January and February of 2004, our new board of directors employed new members of our management team, including a new chief executive officer. Under the direction of our restructured management team, we began implementing a new strategic focus designed to complement our existing business. We are now developing a business plan to launch a hardware and software offering targeted at what we believe is an underserved segment of the personal computer and Internet market.


         On March 20, 2002, we completed a merger with Lan Plus Corporation, a manufacturer of branded turnkey computer products and services. In the merger, the shareholders of Lan Plus acquired a majority of our outstanding common stock. In addition, upon the closing of the merger, we completed a one-for-ten reverse stock split and changed our name to Northgate Innovations, Inc. As a result of the merger, for financial accounting purposes, we treated the merger as a purchase of our company by Lan Plus. Therefore, we have presented the historical financial statements of Lan Plus, for comparison purposes, for all periods presented. We have adjusted all share information contained in this prospectus to reflect the one-for-ten reverse stock split.

         Our current business model is focused on offering turnkey, build-to-order, personal computers, notebooks, accessories and software products through television shopping networks, mail order catalog companies and large electronic and office supply chain stores, primarily in the United States. Our build-to-order manufacturing process is designed to enable us to achieve high inventory turnover rates and reduced inventory levels. We also believe that, since products are sold closer to the time they are actually manufactured, this process gives us the ability to more rapidly incorporate new technologies and components into our products.


                                  Our Products

         Our personal computer business develops, manufactures, markets, sells and supports a wide range of desktop systems, notebook computers, workstations and network servers under the Northgate, Protek, and Netway brand names. We also sell, resell and support a variety of additional peripherals, software and services. We offer pre-configured computers with various memory and storage configurations, and various operating systems and application software, as well as our built-to-order systems. We also offer a variety of hardware components and peripherals to complement our desktop systems, notebook computers and network servers, including monitors, modems, graphics cards, accelerators, CD-ROM and DVD drives, software and services. In addition, we offer numerous hardware and Internet services, mainly through third party service providers.

                                  Our Strategy

         Currently, we are developing a business plan to launch a new product line that is complementary to our current product line, but will include hardware, software and services designed specifically to be attractive to a segment of the personal computer and online market that we believe is currently underserved. In entering this untested and rapidly changing market sector, we will face a variety of obstacles and challenges.

         We believe, but can give no assurance, that there will be a significant demand for well-designed and attractive consumer electronics products that focus on satisfying the computing desires of our target market segment. As a result of this demand, we hope to be able to charge a relatively higher price for our new line of personal computers and related products, thereby increasing our margins. We are still in the planning stages of our new growth strategy and can give no assurance that we will achieve any of our objectives. Currently, we are developing prototypes and conducting market testing to assess the feasibility of our new business plan. We have no sales contracts with potential customers for our anticipated suite of products and services.

         At this early stage of our efforts with our new product initiative, and given the dynamic nature of the market we hope to serve, we cannot be sure as to the final form that our solutions will take. Our new products, if successfully developed, will be the first in what we hope will be our continuing line of business serving our new target market. We can give no assurance that any of these efforts will be successful.

         We plan to market our new product initiative through specific direct marketing efforts that are focused on the market segment we have targeted. We intend to expend a large portion of our sales and marketing resources on these marketing efforts. We cannot give any assurance that any of these efforts will be successful.

         We believe that strong product development capabilities will be essential to our new product initiative. In early 2004, we began to invest significant time and resources in creating a structured process for undertaking all product development projects for this initiative. After implementing our new product initiative, we actively recruited and hired engineers and software developers with expertise in the areas of hardware design and software. Although we have hired some employees to perform this work, we are currently relying on outside consulting firms to provide the bulk of these resources. We anticipate hiring additional employees in these specialties as our new product initiative matures. We have supported this effort with individuals and additional management with extensive backgrounds in the consumer electronic and enterprise software industries. We will focus our ongoing research and development efforts on our new suite of consumer electronic products. We intend to expend a large portion of our resources on these research and development efforts. We cannot give any assurance that any of these efforts will be successful.

         We intend to use third party manufacturers to produce our new line of consumer products. We believe that it will be essential for us to have relationships with these manufacturers to assure that we have a stable and predictable supply of our products. We are actively seeking manufacturers to supply our products. We have no contracts with potential suppliers for our new suite of products.

            --------------------------------------------------------

         We were incorporated under the laws of Delaware. Our corporate headquarters are located at 801 S. Sentous Street, City of Industry, California 91748. Our telephone number is (626) 923-6000. Although we maintain a website at www.northgate.com, we do not intend that the information available through our website be incorporated into this prospectus. For additional information about our businesses and us, see "Where You Can Find More Information."

                                  The Offering

Issuer...........................................................        Northgate Innovations, Inc.


Common stock offered by the selling stockholders.................        Up to 15,943,600 shares


Common stock outstanding before the offering.....................        18,942,808


Common stock outstanding after the offering......................        24,208,208, after exercise of warrants held by
                                                                         selling stockholders and the conversion of certain
                                                                         shares of our preferred stock currently held by our
                                                                         employee stock ownership plan.

Use of Proceeds..................................................        We will not receive any proceeds from this
                                                                         offering, except the proceeds, if any, from the
                                                                         exercise of warrants held by selling stockholders.

Registration Rights..............................................        We have agreed to use all reasonable efforts to
                                                                         keep the shelf registration statement, of which
                                                                         this prospectus forms a part, effective and current
                                                                         until the later of:

                                                                         o      December 9, 2005; or

                                                                         o      the expiration of the holding period
                                                                                applicable to all of the shares of common
                                                                                stock under Rule 144(k) of the Securities
                                                                                Act.

Trading..........................................................        Our common stock is traded on OTCBB under the
                                                                         symbol "NGTE."

Risk Factors.....................................................        See "Risk Factors" and the other information in
                                                                         this prospectus for a discussion of the factors
                                                                         you should carefully consider before deciding to
                                                                         invest in our common stock.

               -------------------------------------------------

         The outstanding share information is based on our shares outstanding as of April 5, 2004. This information excludes (i) 8,937,744 shares of common stock issuable upon the exercise of outstanding warrants and stock options at a weighted average exercise price of $0.87 and an aggregate of 2,774,752 shares of common stock available for future issuance under our stock option plans as of April 5, 2004 and (ii) 4,223,178 shares issuable upon conversion of shares of our preferred stock held by our employee stock ownership plan.

                   Summary Consolidated Financial Information

         The following table provides summary consolidated financial data of our company for the periods ended and as of the dates indicated. You should read the summary consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our consolidated financial statements and related notes appearing elsewhere in this prospectus.

 Statements of Operations Data:                                    Years ended December 31,
                                          2003            2002              2001                2000                 1999
                                      --------------  -------------    ----------------     ---------------        ------------
                                                            (in thousands, except per share data)
 Net sales........................      $    77,046     $  65,176          $    73,883         $    69,101         $    87,158
 Cost of sales....................           72,790        58,650               64,872              60,326              76,845
                                      --------------  -------------    ----------------     ---------------        ------------

 Gross profit.....................            4,256         6,526                9,011               8,775              10,313
 Operating expenses...............            8,724         8,032                7,273               7,700              10,176
                                      --------------  -------------    ----------------     ---------------        ------------

 Income (loss) from operations....           (4,468)       (1,506)               1,738               1,075                 137

 Other (income) expense...........              330           268                 (217)                202                (282)
                                      --------------  -------------    ----------------     ---------------        ------------

 Income (loss) before income
 taxes............................           (4,798)       (1,774)               1,955                 873                 419

 Provision (benefit) for income
 taxes............................              (79)          489                  467                 358                 173
                                      --------------  -------------    ----------------     ---------------        ------------

 Net income (loss)................      $    (4,719)    $  (2,263)         $     1,488         $       515         $       246
                                      ==============  =============    ================     ===============        ============

 Basic income (loss) per common
 share............................      $     (0.31)    $   (0.16)         $      0.15         $      0.05         $      0.02

 Fully-diluted income (loss) per
 common share.....................      $     (0.31)    $   (0.16)         $      0.13         $      0.05         $      0.02

                                                                      As of December 31,
                                         2003              2002              2001                2000              1999
                                    --------------    -------------    ----------------    ---------------     ------------
                                                            (in thousands, except per share data)
 Balance Sheet Data:
 Cash and cash equivalents........    $       464       $    1,983       $      8,555        $      2,884        $   1,307
 Working capital..................          2,133            3,239              5,245               3,836            5,483
 Total assets.....................         15,397           15,183             24,091              13,913           20,775
 Long-term debt...................          1,355            9,263              9,263               9,880           11,303
 Stockholders' equity (deficit)...          5,061             (966)            (3,238)             (5,609)          (5,412)

                                  RISK FACTORS

         Before you invest in our common stock by purchasing shares from a selling stockholder named in this prospectus, you should be aware that there are various risks involved in investing in our common stock. We have described below all of the risks that we deem material to your investment decision. You should consider carefully these risk factors, together with all of the other information included in this prospectus and in the periodic reports we have filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, before you decide to purchase any shares of our common stock. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations.

Certain Risk Factors

Risk Factors Relating to our Common Stock

The 15,943,600 shares of our common stock registered for resale by this prospectus may adversely affect the market price of our common stock.

         As of April 5, 2004, 18,942,808 shares of our common stock were issued and outstanding. This prospectus registers for resale 15,943,600 shares, or 65.8% of our outstanding common stock (this amount includes 2,500,000 shares of common stock which may be issued upon exercise of warrants held by the selling stockholders).

         We are unable to predict the potential effect that sales into the market of 15,943,600 shares may have on the then prevailing market price of our common stock. On April 5, 2004, the last reported sale price of our common stock on the Over-the Counter Bulletin Board was $0.65. During the three months prior to April 5, 2004, the average daily trading volume of our common stock was 23,306 shares. It is likely that market sales of the 15,943,600 shares offered for resale pursuant to this prospectus (or the potential for those sales even if they do not actually occur) may have the effect of depressing the market price of our common stock. As a result, the potential resale and possible fluctuations in trading volume of such a substantial amount of our stock may affect the share price negatively beyond our control.

We do not anticipate paying dividends on our common stock in the foreseeable future.

         We have not paid any dividends nor do we anticipate paying any dividends on our common stock in the foreseeable future. The terms of our outstanding preferred stock prohibit us from paying any dividends on our common stock in any fiscal year in which we have not paid $1.00 per share of such preferred stock. We intend to retain earnings, if any, to fund our operations and to develop and expand our business.

We have a substantial number of authorized common and preferred shares available for future issuance that could cause dilution of our stockholder's interest and adversely impact the rights of holders of our common stock.

         We have a total of 50,000,000 shares of common stock and 5,000,000 shares of "blank check" preferred stock authorized for issuance. As of April 5, 2004, we had 31,057,192 shares of common stock and 3,650,000 shares of preferred stock available for issuance. We have reserved 4,223,178 shares of common stock for issuance upon the conversion of the 1,350,000 shares of our outstanding preferred stock, 8,937,744 shares for issuance upon the exercise of outstanding options and warrants, including the warrants held by selling stockholders, and 2,774,752 additional shares available for future grants under our option plans. In fiscal 2003, we raised gross proceeds of approximately $1,000,000 through the sale, in a private placement transaction, of 4,000,000 shares of our common stock, all of which shares are offered for resale pursuant to this prospectus. We expect to continue to seek financing that could result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. Those additional issuances of capital stock would result in a reduction of your percentage interest in us. Furthermore, the book value per share of our common stock may be reduced. This reduction would occur if the exercise price of any issued warrants or the conversion ratio of any issued preferred stock is lower than the book value per share of our common stock at the time of such exercise or conversion.

         The addition of a substantial number of shares of our common stock into the market or by the registration of any of our other securities under the Securities Act may significantly and negatively affect the prevailing market price for our common stock. The future sales of shares of our common stock issuable upon the exercise of outstanding warrants and options may have a depressive effect on the market price of our common stock, as such warrants and options would be more likely to be exercised at a time when the price of our common stock is greater than the exercise price.

         Our board has the power to establish the dividend rates, preferential payments on any liquidation, voting rights, redemption and conversion terms and privileges for any series of our preferred stock. The sale or issuance of any shares of our preferred stock having rights superior to those of our common stock may result in a decrease in the value or market price of our common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change of ownership without further vote or action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock.

We are controlled by our management and other related parties.

         As of April 5, 2004, our executive officers and directors beneficially owned approximately 77.6% of our common stock. On December 9, 2003, Glenbrook Group, LLC purchased 7,600,000 shares of common stock from our former chief executive officer and majority stockholder and 4,000,000 shares of common stock directly from us. In connection with those transactions we issued warrants to purchase 2,500,000 shares of common stock to J&M Interests, LLC and J&M Interests received the right to nominate at least five members of our seven member board. Marc B. Crossman and Samuel J. Furrow, Jr., each current members of our board, are the managing members of J&M Interests, which is a controlling member of Glenbrook.

         Because of their stock ownership and other relationships with us, Mr. Crossman and Mr. Furrow have been and will continue to be in a position to greatly influence the election of our board, and thus control our affairs. Additionally, our bylaws limit the ability of stockholders to call a meeting of the stockholders. These bylaw provisions could have the effect of discouraging a takeover of us, and therefore may adversely affect the market price and liquidity of our securities. We are also subject to a Delaware statute regulating business combinations that may hinder or delay a change in control. The anti-takeover provisions of the Delaware statute may adversely affect the market price and liquidity of our securities.

We may have difficulty in raising capital because our common stock is not traded on a recognized public market.

         In order to implement our new product growth strategy, we will need to raise significant amounts of additional capital. In April 2001, our common stock was de-listed from trading on the Nasdaq SmallCap Market. Our common stock is presently traded in the over-the-counter market, which is viewed by most investors as a less desirable, and less liquid, marketplace. As a result, an investor may find it more difficult to purchase, dispose of and obtain accurate quotations as to the value of our common stock.

         In addition, since the trading price of our common stock is less than $5.00 per share, trading in our common stock is also subject to the requirements of Rule 15g-9 of the Exchange Act. Our common stock is also considered a penny stock under the Securities Enforcement Remedies and Penny Stock Reform Act of

1990, which defines a penny stock, generally, as any equity security not traded on an exchange or quoted on the Nasdaq SmallCap Market that has a market price of less than $5.00 per share. Under Rule 15g-9, brokers who recommend our common stock to persons who are not established customers and accredited investors, as defined in the Exchange Act, must satisfy special sales practice requirements, including requirements that they:

         o make an individualized written suitability determination for the purchaser; and

         o        receive  the   purchaser's   written   consent  prior  to  the
                  transaction.

         The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosures in connection with any trades involving a penny stock, including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated with that market. Such requirements may severely limit the market liquidity of our common stock and the ability of purchasers of our equity securities to sell their securities in the secondary market. For all of these reasons, an investment in our equity securities may not be attractive to our potential investors.

Our stock could be subject to volatility.

         The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

         o variations in the magnitude of our losses from operations from quarter to quarter;

         o changes in market valuations of companies in the consumer electronics industry;

         o changes in the dynamics of the market segment that we are targeting with our new product initiative;

         o announcements by us or our competitors of new technology, products, services, significant contracts, acquisitions, strategic relationships, joint ventures, capital commitments or other material developments that affect our prospects and our relative competitive position in our prospective markets;

         o our inability to locate or maintain suppliers of components of our line of consumer electronics products at prices that will allow us to attain profitability;

         o product or design flaws, or our inability to bring functional products to market, product recalls or similar occurrences, or failure of a substantial market to develop for our planned products;

         o        additions or departures of key personnel;

         o        sales of capital stock in the future;

         o        stock liquidity or cash flow constraints; and

         o fluctuations in stock market prices and volume, which are particularly common for the securities of highly volatile technology companies pursuing untested markets and new technologies.

Risk Factors Relating to our Operations

We cannot predict our future results because we have recently implemented a new strategic initiative and have no operating history with that line of business.

         Although we have over ten years of operating history, we have no history operating our new business model. We began exploring our new product initiative in December 2003. Our product initiative is still in the early planning stage and is a new strategic focus for us. There are significant risks and costs inherent in our efforts to undertake our new product initiative. These include the risk that we may not be able to develop viable products, achieve market acceptance for our proposed line of products or earn adequate revenues from the sale of such products, that our new business model, if started at all, may not be profitable and other significant risks related to the implementation of a new business model described below. Our prospects must be considered in light of the uncertainties and difficulties frequently encountered by companies in their early stages of development. We will devote a great deal of our resources to implementing our new product initiative. Therefore, if that initiative is not successful, we may not be able to continue to operate our existing business. It is possible that we will exhaust all available funds before we reach the positive cash flow phase of our proposed business model, which would hurt our existing business.

The implementation of our new product initiative is risky and expensive, and it is possible that we may never become profitable.

         Successful implementation of our new product initiative involves several risks. These risks include:

         o        reliance upon unproven products;

         o        our unproven and evolving business model;

         o unknown market acceptance of our new product line and any additional products that we may be able to develop;

         o our ability to anticipate and adapt to a rapidly developing market and to changing technologies;

         o        the effect of competitive pressures in the marketplace;

         o our need to structure our internal resources to support the development, marketing and future growth of our existing and proposed product offerings;

         o uncertainties concerning our strategic direction and financial condition;

         o our need to introduce additional reliable products that meet the demanding needs of our target market; and

         o our need to enhance our business development, research and development, product development and support organizations, and to expand our distribution channels, to develop our new product initiative.

         In addition, although we believe that the actions that we are taking will help us become profitable, we cannot assure you that such actions will succeed in the long or short term.

         Internal and external changes resulting from our financial condition may concern our prospective customers, investors, suppliers and employees, and produce a prolonged period of uncertainty, which could have a material adverse affect on our business. Our growth strategy requires substantial changes, including pursuing new strategic relationships, increasing our research and development expenditures, adding employees who possess the skills we believe we will need going forward, establishing leadership positions in what we believe will be new high-growth markets, establishing distribution channels for our new products and realigning and enhancing our sales and marketing departments. Many factors may impact our ability to successfully implement our growth strategy, including our ability to finalize agreements with other companies, sustain the productivity of our workforce, introduce innovative new products in a timely manner, manage operating expenses and quickly respond to, and recover from, unforeseen events associated with our strategy.

         As a result of our new growth strategy, it is extremely difficult to forecast our future financial performance. We are now in the initial stages of pursuing our new business plan. Therefore, we do not expect to achieve profitability, and expect to continue to incur net losses, at least through the end of 2004. We expect to incur significant product development, administrative and operating expenses relating to our new product initiative in the future. Only if we are able to successfully develop our proposed products, bring them to market before our competitors, and gain the acceptance of our products by our target market, will we be able to generate any significant revenues from our new business model. It is possible that we will exhaust all available funds before we reach the positive cash flow phase of that business model.

If we are unable to develop our new line of products and services, our business will suffer.

         We hope to develop and then deliver to market an offering of hardware, software and services focused on a segment of the personal computer and online market that we believe is currently underserved. If we are unsuccessful in developing these new products, we will have no new products or services to bring to market and, therefore, will never be able to generate revenues from our new product initiative, and our business will suffer. Also, if we exhaust all available funds before we can develop our new line of products and services, our new business model will fail, and our existing business will suffer.

The market potential for our new products is unproven, and may not develop as we hope, which could result in our failure to achieve sales and profits from our new product initiative.

         Our business model involves competing in a dynamic, but mature, market. Therefore, our financial performance and any future growth will depend, in large part, upon our ability to obtain market share from existing competitors. We intend to invest a significant portion of our resources in the market segment we have targeted, which we anticipate will grow at a significantly higher rate than the broader consumer electronics industry on average. The markets for consumer electronics products are highly competitive, and we are not certain that our target customers will widely adopt our new products. Our target customers may not choose to use our products for technical, style, cost, support or other reasons. If we are incorrect in our assumption that our target market is underserved, and that market does not develop as we hope, or if our new products and services do not meet the demand in that market, we may never achieve significant revenues and profits from our new product initiative. We cannot be certain that a market for our new products or services will ever emerge or be sustainable if it does emerge. If this market does not develop, or develops more slowly than we expect, our business, results of operations and financial condition will be seriously harmed.

If we are unable to develop and introduce our new product line quickly, our business will suffer.

         The market for consumer electronics products is characterized by rapid technological change, frequent new product introductions and changes in customer requirements. We believe that we have identified a segment of the personal computer market that is currently underserved. Therefore, our success will depend upon our ability to develop and introduce our new products in a timely manner and to gain market acceptance of any products developed, before a competitor can introduce products aimed at our target market segment. In developing our new line of products, we have made, and will continue to make, assumptions with respect to which features and performance criteria our target customers will require. If we implement features and performance criteria that are different from those required by our target customers, market acceptance of our products may be significantly reduced or delayed and our business would be seriously harmed.

Competition in the personal computer market may reduce the demand for, or price of, our products.

         We are considered one of the second tier personal computer manufacturers, which include Systemax, Sys Technologies and Acer, among others. Although we compete with these manufacturers, we also compete with a number of large, national brand, personal computer manufacturers, including Dell, Inc., Gateway, Inc., Hewlett-Packard Company, Apple Computer, Inc., Sony, e-Machines and Toshiba. We may also face additional competition from new entrants into the personal computer market that we have not yet identified. The market for personal computers and related products is highly competitive, and we expect competition to intensify in the future. Our competitors may introduce new competitive products aimed at the same markets targeted by our line of products. These products may have better performance, lower prices and broader acceptance than our products. Competition may reduce the overall market for our products.

         Most of these current and potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than we do. In addition, because of the higher volume of components that many of our competitors purchase from their suppliers, they are able to keep their costs of supply relatively low and, as a result, may be able to recognize higher margins on their personal computer sales than we do. Many of our competitors may also have existing relationships with the resellers who we use to sell our products, or with our potential customers. This competition may result in reduced prices, reduced margins and longer sales cycles for our products. The introduction of lower-priced personal computers, combined with the brand strength, extensive distribution channels and financial resources of the larger vendors, would cause us to lose market share and would reduce our margins on those personal computers we sell. If any of our larger competitors were to commit greater technical, sales, marketing and other resources to our markets, our ability to compete would be adversely affected.

We are dependent on Staples for a substantial portion of our revenues.

         We are dependent upon our relationship with Staples for a substantial portion of our existing and anticipated revenues. For the year ended December 31, 2003, sales to Staples represented approximately 36.5% of our total net sales for the year. We expect that we will continue to be dependent upon Staples for a significant portion of our revenues in future periods. As a result of this concentration of sales, our business, operating results or financial condition would suffer as a result of the termination of, or an adverse change in, our relationship with Staples. In addition, we cannot assure you that our relationship with Staples will continue, or if continued, will not decrease in any future period. Staples may also use this concentration of sales to negotiate lower prices for our products, which would result in lower margins on the products we sell to Staples. Our agreement with Staples expires at the end of 2004. The agreement is renewable annually upon mutual agreement between Staples and us. Therefore, we cannot assure you that we will generate significant revenues in future periods from Staples. The loss of all or any significant part of our relationship with Staples would seriously harm our business.

We will not be able to develop or continue our business if we fail to attract and retain key personnel.

         Our future success depends on our ability to attract, hire, train and retain a number of highly skilled employees and on the service and performance of our senior management and other key personnel. The loss of the services of our executive officers or other key employees could adversely affect our business. Competition for qualified personnel possessing the skills necessary for success in the competitive consumer electronics industry is intense, and we may fail to attract or retain the employees necessary to execute our business model successfully. Because we have experienced operating losses, and because our common stock is not traded on a recognized national market, we may have a more difficult time in attracting and retaining the employees we need. Our relationships with most of these key employees are "at will." Moreover, we do not have "key person" life insurance policies covering any of our employees.

         Some members of our management team have joined us only recently. Our success depends to a significant degree upon the continued contributions of our key management, business development and marketing, engineering, research and development and other personnel, many of whom would be difficult to replace. In particular, we believe that our future success is highly dependent on Kent A. Savage, our chief executive officer.

The brand for our new product initiative may not achieve the broad recognition necessary to grow our customer base.

         We believe that recognition and a favorable perception of our new products and services by our target market is essential to the success of our new product initiative. If we are unsuccessful in establishing or maintaining a favorable perception of our products and services, we may not be able to grow our customer base. Our success in promoting and maintaining the brand that we use in connection with the new business model, will depend largely on:

         o the success of our brand-enhancement strategy, including marketing and advertising, promotional programs and public relations activities;

         o the quality and ease-of-use of our products, services and applications;

         o        our ability to provide high quality customer service; and

         o our ability to enhance and improve the quality and features of our products and services.

         We cannot assure you that we will be able to achieve success in any of these areas. In addition, in order to attract and retain customers and to promote and maintain our brands, we will need to substantially increase our marketing expenditures. If we incur excessive expenses in promoting and maintaining our brands, our financial results could be seriously harmed.

If we are unable to acquire key components or are unable to acquire them on favorable terms, our business will suffer.

         Some key components included in our line of products are currently available only from single or limited sources. In addition, some of the suppliers of these components are also supplying certain of our competitors. We cannot be certain that our suppliers will be able to meet our demand for components in a timely and cost-effective manner. We expect to carry little inventory of some of our products and product components, and we will rely on our suppliers to deliver necessary components to our contract manufacturers in a timely manner based upon forecasts we provide. We may not be able to develop an alternate source of supply in a timely manner, which could hurt our ability to deliver our products to our customers. If we are unable to buy these components on a timely and a cost-efficient basis, we may not be able to deliver products to our customers, or the margins we receive for our products may suffer, which would negatively impact our future financial performance and, in turn, seriously harm our business.

         We purchase a substantial portion of our products from a single manufacturer. Purchases from this manufacturer accounted for more than 11% of our aggregate merchandise purchases for 2003. We have no long-term contracts or arrangements with this manufacturer, or our other suppliers, that guarantee the availability of components. If we lose our relationship with this manufacturer, we may not be able to find an alternate supplier on a timely basis, or on reasonable terms.

         At various times, some of the key components for our products have been in short supply. Delays in receiving components would harm our ability to deliver our products on a timely basis. In addition, because we expect to rely on purchase orders rather than long-term contracts with our suppliers, we cannot predict with certainty our ability to procure components in the longer term. If we receive a smaller allocation of components than is necessary to manufacture products in quantities sufficient to meet our customers' demand, those customers could choose to purchase competing products.

Our reliance on third parties to manufacture and assemble our products could cause a delay in our ability to fill orders, which might cause us to lose sales.

         We currently use third parties to manufacture sub-assemblies of our products and we purchase our components on a purchase order basis. We expect to continue this method of procurement indefinitely, at least with respect to our existing business. If we cannot continue our arrangement with our contract manufacturers, and if we cannot establish an arrangement with at least one contract manufacturer who agrees to manufacture our sub-assemblies on terms acceptable to us, we may not be able to produce and ship our products, and our business will suffer. If we fail to manage our relationships with our contract manufacturers effectively, or if they experience delays, disruptions or quality control problems in their manufacturing operations, our ability to ship products to our customers could be delayed.

         The absence of dedicated capacity with our contract manufacturers means that, with little or no notice, they could refuse to continue manufacturing, or increase the pricing of, some or all of our products. Qualifying new contract manufacturers and commencing volume production would be expensive and time-consuming. If we are required or choose to change contract manufacturers, we could lose revenues and damage our customer relationships.

         Our reliance on third-party manufacturers also exposes us to the following risks that are outside our control:

         o        unexpected increases in manufacturing and repair costs;

         o interruptions in shipments if one of our manufacturers is unable to complete production;

         o        inability to control delivery schedules;

         o        unpredictability of manufacturing yields; and

         o inability of a manufacturer to maintain the financial strength to meet our procurement and manufacturing needs.

We may not be able to compete effectively if we are not able to protect our intellectual property.

         We rely, and intend to rely, on a combination of trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our products. We have applied to register, or intend to apply to register, various trademarks relating to our existing business and our new product initiative. Although we have yet to file any patent applications for inventions related to our new line of products, we anticipate filing patent applications for inventions relating to that product line which we determine will be key to our new product initiative. If we are not successful in obtaining the patent protection we need, our competitors may be able to replicate our technology and compete more effectively against us. We also enter, and plan to continue to enter, into confidentiality or license agreements with our employees, consultants and other parties with whom we contract, and control access to and distribution of our software, documentation and other proprietary information. The legal protections described above would afford only limited protection. Unauthorized parties may attempt to copy aspects of our products, or otherwise attempt to obtain and use our intellectual property. Monitoring unauthorized use of our products will be difficult, and the steps we have taken may not prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

Undetected product errors or defects could result in loss of revenues, delayed market acceptance and claims against us.

         We offer a warranty on all of our products, allowing the end user to have any defective unit repaired or to receive a replacement product within a certain period after the date of sale. Our products may contain undetected errors or defects. If one of our products fails, we may have to replace all affected products without being able to record any revenue for the replacement units, or we may have to refund the purchase price for the defective units. Some errors are discoverable only after a product has been installed and used by end users. Any errors discovered after our products have been widely used could result in loss of revenues and claims against us.

         If we are unable to fix errors or other problems that later are identified after installation, in addition to the consequences described above, we could experience:

         o        failure to achieve market acceptance;

         o        loss of customers;

         o        loss of market share;

         o        diversion of development resources;

         o        increased service and warranty costs; and

         o        increased insurance costs.

If we fail to predict our manufacturing requirements accurately, we could incur additional costs or experience manufacturing delays, which could reduce our gross margins or cause us to lose sales.

         We provide forecasts of our demand to our contract manufacturers prior to the scheduled delivery of products to our customers. If we overestimate our requirements, our contract manufacturers may have excess component inventory, which would increase our costs. If we underestimate our requirements, our contract manufacturers may have an inadequate component inventory, which could interrupt the manufacturing of our products and result in delays in shipments and revenues. In addition, lead times for materials and components that we order vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. We may also experience shortages of components from time to time, which also could delay the manufacturing of our products or increase the costs of our products.

We could become subject to litigation regarding intellectual property rights that could be costly and result in the loss of significant rights.

         In recent years, there has been a significant increase in litigation in the United States involving patents and other intellectual property rights. In the future, we may become a party to litigation to protect our intellectual property or to defend against an alleged infringement by us of another party's intellectual property. Claims for alleged infringement and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our intellectual property rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

         o stop or delay selling, integrating or using products that use the challenged intellectual property;

         o obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license might not be available on reasonable terms, or at all; or

         o        redesign the products that use that technology.

         If we are forced to take any of these actions, our business might be seriously harmed. Our business insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that could be imposed.

Our inability to obtain any third-party license required to develop new products and product enhancements could seriously harm our business, financial condition and results of operations.

         From time to time, we are required to license technology from third parties to develop new products or product enhancements. Third-party licenses may not be available to us on commercially reasonable terms, or at all. Our inability to obtain any third-party license necessary to develop new products or product enhancements could require us to obtain substitute technology of lower quality or performance standards, or at greater cost, which could seriously harm our business, financial condition and results of operations.

We may be unable to obtain the additional capital required to grow our business, which could seriously harm our proposed business.

         As of December 31, 2003, we had approximately $464,000 in cash and cash equivalents on hand. We currently do not have a traditional line of credit with a commercial bank. We may need to raise additional funds at any time and, given our history, we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. Due to the recent volatility of the U.S. equity markets, particularly for smaller technology companies, we may not have access to new capital investment when we need to raise additional funds.

         Our future capital requirements will depend upon several factors, including whether we are successful in developing our products, and our level of operating expenditures. Our expenditures are likely to rise as we continue our technology and business development efforts. If our capital requirements vary materially from those we currently plan, we may require additional financing sooner than anticipated. If we cannot raise funds on acceptable terms, we may not be able to develop our new products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have a material adverse effect on our ability to develop and grow our business.

                           FORWARD-LOOKING STATEMENTS

         This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, both as amended. Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events. These statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. These forward-looking statements are subject to risks, uncertainties and assumptions, including but not limited to, risks, uncertainties and assumptions discussed in this prospectus. Factors that can cause or contribute to these differences include those described under the headings "Risk Factors" and "Management Discussion and Analysis of Financial Condition and Results of Operations." These forward looking statements include, but are not limited to, statements regarding the following: growth opportunities and increasing market share, earnings estimates, future financial performance and other matters. Although we believe that the expectations contained in these forward-looking statements are reasonable, you cannot be assured that these expectations will prove correct.

         If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from those projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus which would cause actual results to differ before making an investment decision. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

                                 USE OF PROCEEDS

         Each selling stockholder will receive all of the proceeds from the sale of its common stock offered by this prospectus. We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders. We will, however, receive the exercise price with respect to warrants to purchase 2,500,000 shares of our common stock, when exercised by the selling stockholders who hold them. If all the warrants are exercised, we estimate our net proceeds would be $1,250,000. However, the holder of the warrants has the option to exercise the warrants using a "cashless" exercise, in which case we would not receive any proceeds from the exercise of the warrants. Each of the warrants includes a cashless exercise option, pursuant to which the holder thereof can exercise the warrant without paying the exercise price in cash. If the holder elects to use this cashless exercise option, such holder will receive a fewer number of our shares than it would have received if the exercise price were paid in cash. The number of our shares the holder of the warrants would receive in connection with a cashless exercise is determined in accordance with a formula set forth in the applicable warrant. There can be no assurance that we will receive any payments even if all of the warrants are exercised. Any proceeds received will be used for working capital, inventory purchases and other general corporate purposes.

                MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK

         Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "NGTE". Prior to March 28, 2002, our common stock was quoted on the Over-the-Counter Bulletin Board under the symbol "MIGS". Effective March 28, 2002, we implemented a one-for-ten reverse stock split in connection with our merger with Lan Plus Corporation and, on that date, every ten shares of common stock outstanding were converted into one share of common stock.

         The following table shows the high and low daily closing sale prices per share of our common stock on the Over-the Counter Bulletin Board for each quarterly period within the two most recent fiscal years. We have adjusted all of the price information to reflect the one-for-ten reverse stock split as if it had taken place on December 31, 2001.

                                                           Price Range
                                                           -----------
Quarter Ending                                        High              Low
--------------                                        ----              ---
March 31, 2002..............................         $2.00            $0.50
June 30, 2002...............................          1.01             0.17
September 30, 2002..........................          0.90             0.08
December 31, 2002...........................          0.51             0.16
March 31, 2003..............................          0.25             0.11
June 30, 2003...............................          0.25             0.12
September 30, 2003..........................          0.25             0.07
December 31, 2003...........................          1.35             0.11

         As of April 5, 2004, there were approximately 120 holders of record of our common stock, and the closing price on the OTC Bulletin Board was $0.65.

         We have never declared or paid a dividend on our common stock. The terms of our outstanding preferred stock prohibit us from paying any dividends on our common stock in any fiscal year in which we have not paid $1.00 per share of such preferred stock. We intend to retain earnings to finance the growth and development of our business and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. The declaration of dividends is within the discretion of our board of directors, which will review this dividend policy from time to time. See "Risk Factors - We Do Not Anticipate Paying Any Dividends on the Common Stock."

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements and the notes thereto included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 2003 and 2002 and the consolidated statement of operations data for the years ended December 31, 2003, 2002 and 2001 set forth below are derived from, and qualified by reference to, our audited financial statements appearing elsewhere in this annual report. The consolidated balance sheet data for the years ended December 31, 2001, 2000 and 1999 and the consolidated statement of operations data for the years ended December 31, 2000 and 1999 are derived from audited consolidated financial statements not included herein.

 Statements of Operations Data:                                    Years ended December 31,
                                          2003            2002              2001                2000                 1999
                                      --------------  -------------    ----------------     ---------------        ------------
                                                            (in thousands, except per share data)
 Net sales........................      $    77,046     $  65,176          $    73,883         $    69,101         $    87,158
 Cost of sales....................           72,790        58,650               64,872              60,326              76,845
                                      --------------  -------------    ----------------     ---------------        ------------

 Gross profit.....................            4,256         6,526                9,011               8,775              10,313
 Operating expenses...............            8,724         8,032                7,273               7,700              10,176
                                      --------------  -------------    ----------------     ---------------        ------------

 Income (loss) from operations....           (4,468)       (1,506)               1,738               1,075                 137

 Other (income) expense...........              330           268                 (217)                202                (282)
                                      --------------  -------------    ----------------     ---------------        ------------

 Income (loss) before income
 taxes............................           (4,798)       (1,774)               1,955                 873                 419

 Provision (benefit) for income
 taxes............................              (79)          489                  467                 358                 173
                                      --------------  -------------    ----------------     ---------------        ------------

 Net income (loss)................      $    (4,719)    $  (2,263)         $     1,488         $       515         $       246
                                      ==============  =============    ================     ===============        ============

 Basic income (loss) per common
 share............................      $     (0.31)    $   (0.16)         $      0.15         $      0.05         $      0.02

 Fully-diluted income (loss) per
 common share.....................      $     (0.31)    $   (0.16)         $      0.13         $      0.05         $      0.02

                                                                      As of December 31,
                                         2003              2002              2001                2000              1999
                                    --------------    -------------    ----------------    ---------------     ------------
                                                            (in thousands, except per share data)
 Balance Sheet Data:
 Cash and cash equivalents........    $       464       $    1,983       $      8,555        $      2,884        $   1,307
 Working capital..................          2,133            3,239              5,245               3,836            5,483
 Total assets.....................         15,397           15,183             24,091              13,913           20,775
 Long-term debt...................          1,355            9,263              9,263               9,880           11,303
 Stockholders' equity (deficit)...          5,061             (966)            (3,238)             (5,609)          (5,412)

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATION

         The following discussion and analysis should be read in conjunction with the section "Selected Financial Data" and the financial statements and related notes included elsewhere in this prospectus.

         The information contained below may be subject to risk factors. We urge you to review carefully the section "Risk Factors" in this prospectus for a more complete discussion of the risks associated with an investment in our securities. See "Forward-Looking Statements" and "Risk Factors" above.

Executive Overview

         Since 1992, when our predecessor was formed, we have primarily offered consumers personal computers and related products through distribution channels that include television shopping networks, mail order catalog companies and large electronic and office supply chain stores. In December 2003, an investor group acquired a majority of our outstanding common stock and appointed a majority of the members of our board of directors. In January and February of 2004, our new board of directors employed new members of our management team, including a new chief executive officer. Under the direction of our restructured management team, we began implementing a new strategic focus designed to compliment our existing business. We are now developing a business plan to launch a hardware and software offering targeted at what we believe is an untapped segment of the personal computer and Internet market.

         On March 20, 2002, we completed a merger with Lan Plus Corporation, a manufacturer of branded turnkey computer products and services. In that merger, the shareholders of Lan Plus acquired approximately 75% of our outstanding common stock as of that date. In addition, upon the closing of the merger, we completed a one-for-ten reverse stock split and changed our name from Mcglen Internet Group, Inc. to Northgate Innovations, Inc. As a result of the merger, for financial accounting purposes, we treated the merger as a purchase of us by Lan Plus. Therefore, we have presented the historical financial statements of Lan Plus for comparison purposes for all periods presented. We have adjusted all share information contained in this prospectus to reflect the one-for-ten reverse stock split.

         In the consumer electronics industry, and particularly with respect to the distribution of personal computers, financial performance is closely tied to the ability of the distributor to receive adequate gross profit margins. Since our operating expenses are relatively fixed, we must increase our gross margins in order to generate more income, and cash. Competition has driven down the selling prices for personal computers. Due primarily to the competitive pressures on our selling prices, over the last two fiscal years we have experienced increasing pressure on our gross profit margins, which have dropped from 12.2% in 2001 to 5.5% in 2003. As a result, we have also experienced operating losses and net losses in each of the past two fiscal years. These losses have been the primary reason for a decrease in our cash and cash equivalents from approximately $8.6 million at the end of 2001 to approximately $464,000 at the end of 2003. We expect that there will be continued pressure on our margins in the foreseeable future.

         In order to improve our gross profit margins, we have adopted our new product initiative to try to decrease the competitive pressures on our margins. Our new product initiative is designed to increase demand for our products, so that we can charge a higher price for, and thereby increase the profit margin on, those products. If we are unsuccessful in increasing the demand for our new products, resulting in a higher price for those products, we will probably not be successful in improving our profit margins. We are also trying to increase the profit margins on both our new products and our existing product line by lowering our component costs, which decreases our cost of goods sold. However, lowering component costs has proven difficult in the past. If we cannot improve our margins through our new product initiative, or by lowering our component costs, our financial performance is likely to continue to suffer in 2004 and beyond.

Critical Accounting Policies and Estimates

         Management's discussion and analysis of financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to our revenue recognition, deferred taxes, impairment of long-lived assets and inventory. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

         Our critical accounting policies are as follows:

         Revenue Recognition. We derive revenue primarily from sales of our personal computers, and to a lesser extent, from software, peripherals and accessories. Generally, we will recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collection is probable. We provide for estimated costs of doubtful accounts and product warranties as a reduction in revenue at the time we recognize revenue. Our estimate of costs of doubtful accounts is based upon our historical collection experience. If our collections decrease due to the deterioration of the financial condition of our customers, or otherwise, we would have to increase the doubtful account allowance, which would reduce revenues. Securities and Exchange Commission Staff Accounting Bulletin No. 101 - Revenue Recognition in Financial Statements requires us to estimate returns and warranty expenses prior to recognizing revenue. While certain of the products we sell are covered by third party manufacturer warranties, we may have products returned by customers the costs of which we may not be able to recover from the manufacturer. Returns of this nature have been immaterial in the past; however, should actual product failure rates increase, or if the manufacturers go out of business or refuse to honor their warranty obligations, we may be forced to cover these warranty costs and the costs may differ from our estimates. We will record discounts provided to resellers for achieving purchasing targets as a reduction of revenue on the date of sale.

         Vendor Rebates. We earn rebates from our vendors that are based on various quantitative contract terms. Amounts we expect to receive from vendors relating to the purchase of merchandise inventories are recognized as a reduction of cost of goods sold at the time the merchandise is sold. If the amounts of those rebates we actually receive are less than we expected, our cost of sales will be understated for the period covered. We record rebates received that represent a reimbursement of incremental costs, such as advertising, as a reduction to the related expense in the period that the related expense is incurred. We have several controls in place that we believe allow us to ensure that these amounts are recorded in accordance with the terms of the applicable contracts. Should the vendors paying the rebates reach different judgments regarding the terms of these contracts, they may seek to recover all or a portion of the rebates from us.

         Deferred Taxes. As part of the process of preparing our financial statements, we are required to estimate our income taxes. This process involves estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must include an expense within the tax provision in our statement of operations.

         Significant judgment involving multiple variables is required in determining our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. In assessing the potential realization of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon achieving future taxable income during the period in which our deferred tax assets are recoverable. If our estimates regarding our future taxable income prove to be incorrect, we may have to write down the value of the deferred tax assets.

         Impairment of Long-Lived Assets. We evaluate the recoverability of our long-lived assets and review these assets for recoverability when events or circumstances indicate a potential impairment. Factors we consider important that could trigger an impairment review include the following:

         o        significant   underperformance   relative  to   historical  or
                  projected operating results;

         o significant changes in the manner or use of the assets or the strategy for our overall business; and

         o        significant negative industry or economic trends.

         When we determine that the carrying value of these assets may not be recoverable based on the existence of one or more of the above indicators of impairment, we measure any impairment by estimating the undiscounted cash flows to be generated from the use and ultimate disposition of these assets. We record assets to be disposed of at the lower of the carrying amount or fair market value less anticipated costs of sales.

         Impairment of Goodwill and Other Intangible Assets. As a result of our adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets", we now annually review goodwill and other intangible assets that have indefinite lives for impairment and whether events or changes in circumstances indicate the carrying value of these assets might exceed their current fair values. These reviews require us to estimate the fair value of our identified reporting units and compare those estimates against the related carrying values.

         Inventory. We adjust our inventory values so that the carrying value does not exceed net realizable value. We estimate net realizable value based upon forecasted demand. However, forecasted demand is subject to revisions and actual demand may differ. This difference may require a write-down of our inventory, which could have a material effect on our financial condition and results of operations. From time to time, we maintain at our facilities component parts inventory that remains the property of our vendors supplying the inventory until such time as we elect to use the inventory. At the time we elect to use the inventory, we reflect the cost of that inventory in our inventory account, and generate a corresponding account payable.

2002 Restatement

         In connection with the preparation of our quarterly report for the six-month period ended June 30, 2003, we became aware of certain differences in our detailed records and the liabilities included in our financial statements for the year ended December 31, 2002. We conducted an investigation into those differences. As a result of that investigation, we concluded that the amount of our accounts payable reported for December 31, 2002 was understated as a result of an incorrect adjustment for consigned inventory. This understatement of accounts payable in the period resulted in a lower costs of goods sold and higher net income for the period. The restatement caused our net loss to be increased for the year ended December 31, 2002. In addition, in connection with the restatement, we reviewed certain tax assets reflected in the financial statements as of December 31, 2002 and determined that certain of those assets may expire before we can utilize them. Therefore, we recorded a valuation allowance for the deferred tax assets as of December 31, 2002.

Results of Continuing Operations for the Years Ended December 31, 2003 and 2002

Results of Operations

         The following table sets forth for the years indicated the percentage of net sales represented by certain items reflected in our consolidated statements of operations. There can be no assurance that the trends indicated will continue in the future.

                                                             PERCENTAGE OF NET SALES
                                                             Year Ended December 31,

STATEMENTS OF OPERATIONS DATA                           2003            2002            2001
-----------------------------                           ----            ----            ----
Net sales                                              100.0%          100.0%          100.0%
Cost of sales                                           94.5%           90.0%           87.8%

Gross profit                                             5.5%           10.0%           12.2%
Operating expenses                                      11.3%           12.3%            9.8%

Income (loss) from operations                           (5.8%)          (2.3%)           2.4%
Other (income) expense                                   0.4%            0.4%           (0.2%)

Income (loss) before income taxes                       (6.2%)          (2.7%)           2.6%
(Provision) benefit for income taxes                     0.1%           (0.8%)          (0.6%)

Net income (loss)                                       (6.1%)          (3.5%)           2.0%

Net Sales

         Our net sales are primarily derived from our sale of personal computer hardware, software, peripherals and accessories. Our net sales increased by approximately $11.9 million, or 18.2%, to approximately $77.0 million for the year ended December 31, 2003, compared to approximately $65.2 million for the year ended December 31, 2002. The increase in net sales was a result of an increase in the number of computer systems shipped during the period with the addition of Staples as our largest customer in late 2002.

Gross Profit

         Our gross profit consists of net sales less our product and shipping costs. Our gross profit decreased by $2.3 million, or 34.8%, to approximately $4.3 million for the year ended December 31, 2003, compared to $6.5 million for the year ended December 31, 2002. The decrease in our gross profit was a result of a decrease in the average selling price per system due to lower component costs and competition in the marketplace. Our gross profit in 2003 was significantly impacted by price reductions in the marketplace by competitors such as Dell and Gateway, as well as reduction in consumer demand, each of which took place in the fourth quarter of 2002. In addition, in the fourth quarter of 2002 our airtime on one of the home shopping networks decreased significantly as compared to the prior year. Our gross profit margins may continue to be impacted by competitive pressures in the future. However, our new product initiative is designed to decrease those competitive pressures and increase our gross profit margins for our new products.

Operating Expenses

         Our operating expenses increased by approximately $692,000, or 8.6%, to $8.7 million for the year ended December 31, 2003, from $8.0 million for 2002. The increase in operating expenses was attributable to a $590,000 impairment loss on goodwill and $625,000 of non-cash stock compensation expense. These amounts were offset in part by a decrease in
salaries  of  approximately   $330,000  and  a  decrease  in  costs  related  to
outsourcing assembly of approximately $180,000. We did not make any discretionary contributions to our employee stock ownership plan in 2002 or 2003.

Other (Income) Expense

         Our net other expense increased by approximately $62,000, or 23.1%, to $330,000 for the year ended December 31, 2003, from $268,000 for the prior year. The increase was primarily due to lower interest income in 2003. We expect that our operating expenses will increase in our current fiscal year and beyond. Our new product initiative will require significant increases in research and development expenses and sales and marketing expenses. We will also incur higher general and administrative expenses related to the expansion of our management team in early 2004 and related costs.

Income Taxes

         Our provision for income taxes for the year ended December 31, 2003 was a credit of $79,000, versus $489,000 for the year ended December 31, 2002. The income tax provision for 2003 decreased primarily as a result of our taxable losses.

Results of Continuing Operations for the Years Ended December 31, 2002 and 2001

Net Sales

         Our net sales decreased by $8.7 million, or 11.8%, to $65.2 million for the year ended December 31, 2002, compared to $73.9 million for the year ended December 31, 2001. The decrease in net sales was a result of a decrease in the number of computer systems shipped during the period, as well as a decrease in the average selling price per system due to lower component costs and competition in the marketplace. The fourth quarter of 2002 was significantly impacted by price reductions in the marketplace by our competitors, such as Dell and Gateway, as well as reduction in consumer demand. In addition, in the fourth quarter of 2002 our airtime on one of the home shopping networks decreased significantly as compared to the prior year.

Gross Profit

         Our gross profit decreased by $2.5 million, or 27.6%, to $6.5 million for the year ended December 31, 2002, compared to $9.0 million for the year ended December 31, 2001. The decrease in gross profit was due to the decrease in net sales discussed above and the resulting decrease in our gross profit margin. Our gross profit margin, as a percentage of net sales, decreased to 10.0% for the year ended December 31, 2002 from 12.2% for the year ended December 31, 2001. The decrease in gross profit margin as a percentage of sales was due to an increase in labor and applied overhead costs associated with the integration of Mcglen and Lan Plus following the 2002 merger of those companies, an increase in costs due to integration of our new enterprise software in 2002 and less units being produced in 2002 as compared to 2001.

Operating Expenses

         Our operating expenses increased by $0.7 million, or 9.6%, to $8.0 million for the year ended December 31, 2002, from $7.3 million for 2001. The increase in operating expenses was attributable to an increase in payroll and related costs and an increase in advertising costs in 2002. Compensation expense related to our employee stock ownership plan decreased by $0.3 million for the year ended December 31, 2002, as we did not make any discretionary contributions to the plan in 2002. Payroll and related costs increased by approximately $0.9 million, or 19.1%, for the year ended December 31, 2002 compared to 2001. The increase in payroll and payroll related costs was due to a 15% increase in insurance costs in 2002 and a 20% increase in average head count for the year ended December 31, 2002. Advertising expense increased by approximately $250,000 in 2002 as we received less market development funds from our suppliers. We also increased our print advertising expenditures as we began to advertise the Northgate brand. We also experienced an increase in labor and applied overhead costs associated with the integration of two operations following our March 2002 merger with Mcglen Internet Group and an increase in costs due to the integration of our new enterprise software in 2002.

Other (Income) Expense

         Our other income decreased by approximately $485,000, or 223.5%, to a net other expense of $268,000 for the year ended December 31, 2002, from a net other income of $217,000 for the prior year. The decrease was partially due to decreased gains on our marketable securities portfolio and lower interest income in 2002. We also recorded an $827,000 loss in 2002 on our marketable securities portfolio as the result of the overall decline in the stock and bond markets from when we purchased the securities, as well as specific factors affecting individual investments within the portfolio. As a partial offset to these decreases, in the fourth quarter of 2002, we reached a settlement with the lender under our predecessor's line of credit. Under that settlement, we repaid $40,000 of the $90,000 that was due under the line of credit. The resulting gain of $50,000 is included in other income for the year ended December 31, 2002. Also in 2002, we revised our estimate for accruals related to our liability for certain subscriber fees to an Internet service provider, resulting in recognition of other income of approximately $1.0 million.

Income Taxes

         Our provision for income taxes for the year ended December 31, 2002 was $489,000, versus $467,000 for the year ended December 31, 2001. The income tax provision for 2002 increased primarily as a result of a valuation allowance applied to our tax asset acquired during 2002, offset by certain changes in the estimates for our past income tax liabilities, and amounts refundable from prior years' tax payments.

Liquidity and Capital Resources

         Historically, our primary financing need has been the funding of working capital requirements. We financed our operations and met our capital expenditure requirements primarily from cash provided by operations, borrowings from private individuals, including our former chief executive officer and majority stockholder, and financial institutions. As of December 31, 2003, we had approximately $464,000 in cash, cash equivalents and short-term investments, compared to approximately $2.5 million at December 31, 2002. Our new product initiative will require significant capital to fund operating expenses, including research and development expenses and sales and marketing expenses, capital expenditures and working capital needs until we achieve positive cash flows from that initiative. We expect to seek between $10.0 million and $15.0 million in external equity financing by the end of our current fiscal year to fund our new product initiative. We have yet to enter into discussions with potential investors regarding the terms of any such equity financing. We also expect to seek a new revolving credit facility of between $5.0 million and $10.0 million with a commercial bank to fund the working capital needs of our current operations and our new product initiative. We have contacted several commercial banks regarding a revolving credit facility, but we do not currently have any binding commitments regarding such a facility. We cannot give any assurance that any additional financing will be available, that we can ever achieve positive operating cash flows from our new product initiative or that we will have sufficient cash from any source to meet our needs. It is possible that we will exhaust all available funds before we reach positive cash flow from our new product initiative. If we are not able to raise sufficient external financing, we will have to curtail our efforts to implement our new product initiative.

         During the year ended December 31, 2003, we had a revolving credit facility with a commercial bank. The line of credit was collateralized by a first priority lien on substantially all of our assets and the personal guarantee of our former chief executive officer and majority stockholder. Under the facility, we could  borrow up to $2.3  million  for  working  capital  purposes,  subject  to availability under a borrowing base. As of December 31, 2003, we had no borrowings under the facility. The revolving credit facility terminated and all amounts borrowed thereunder and not previously repaid were due and payable in full (including any accrued interest) on January 31, 2004. Advances under the line of credit accrued interest at a rate equal to the bank's prime rate plus 0.75% per annum. The loan agreement relating to the revolving credit facility contained customary covenants and restrictions on additional indebtedness, liens, disposition of assets, capital expenditures, investments and the repayment of indebtedness to third parties. As of December 31, 2003, we were not in compliance with the financial covenants contained in the loan agreement, but had obtained a forbearance agreement from the bank. We were also out of compliance with the restriction on repayment of indebtedness to third parties. In January 2004 we repaid $500,000 of the approximately $1.0 million in indebtedness we owed to our former chief executive officer and majority stockholder in violation of that restriction. In addition, that payment was in violation of a subordination agreement that our former chief executive officer and majority stockholder executed for the benefit of the bank. Our former chief executive officer and majority stockholder repaid the $500,000 to us on February 2, 2004. During March 2004, we received a demand from our former chief executive officer, Mr. Teng, for repayment of outstanding advances of approximately $1,000,000. We are currently in negotiations with Mr. Teng regarding the amount and timing of repayment of the outstanding advances. On December 9, 2003, we closed a private placement of 4 million shares of our common stock for a purchase price of $0.25 per share, and realized gross proceeds of approximately $1 million. The investor in the private placement was a limited liability company, which is controlled by Samuel J. Furrow, Jr. and Marc B. Crossman, each of whom joined our board of directors as a result of that private placement. We used the proceeds of the private placement for working capital needs.

         On or about February 6, 2004, we entered into a purchase and sale agreement with a financial institution. Under the terms of that agreement, we may assign certain of our accounts receivable to the financial institution for immediate cash in the amount of 75% of the assigned receivables. We also receive a portion of the remaining balance of the assigned accounts receivable, depending on how soon after assignment the financial institution receives payment on those accounts. We expect to keep this financing line in place until we can obtain another revolving credit facility from a commercial bank.

         In the year ended December 31, 2003, our cash and cash equivalents decreased by approximately $1.5 million, to approximately $464,000 from approximately $2.0 million as of December 31, 2002. During the same period, our working capital decreased by approximately $1.1 million to approximately $2.1 million from approximately $3.2 million as of December 31, 2002. The decrease in cash during the year was primarily the result of net cash used in our operating activities during 2003, which was partially offset by approximately $1 million in gross proceeds from the sale of our common stock. The decrease in working capital during the year was primarily due to an increase in our accounts payable balances and related party borrowings.

         Net cash used in operating activities for the year ended December 31, 2003 was approximately $5.5 million, as compared to net cash used in operating activities of $4.0 million for the year ended December 31, 2002 and net cash provided by continuing operating activities of approximately $3.5 million for the year ended December 31, 2001. The decrease in net cash used in continuing operating activities in the year ended December 31, 2003, as compared with the year ended December 31, 2002, was primarily the result of an increase in our net loss and an increase in our accounts receivable of approximately $3.8 million during fiscal year 2003, as compared to a decrease of approximately $6.8 million in accounts receivables during fiscal year 2002. The decrease in net cash provided by operating activities in the year ended December 31, 2002, as compared with the year ended December 31, 2001, was primarily the result of our net loss and a reduction of trade accounts payable and accrued liabilities of approximately $7.5 million during the year, which was partially offset by an increase of accounts receivable of approximately $6.8 million, as compared to an increase of trade accounts payable and accrued liabilities of approximately $6.4 million, which was partially offset by a decrease of accounts receivable of approximately $5.8 million, in 2001.

         Net cash  provided  by  investing  activities  was  approximately  $1.7 million for the year ended December 31, 2003, compared to net cash used in investing activities of approximately $1.1 million for the year ended December 31, 2002 and net cash provided by investing activities of approximately $1.5 million for the year ended December 31, 2001. Cash provided by, or used in, investing activities consists of the net result of the sale and purchase of property and equipment and the maturity, purchase or sale of certain investment securities. During the year ended December 31, 2003, our capital expenditures were approximately $168,000, compared to approximately $337,000 for the same period in 2002. This decrease was primarily due to expenditures in 2002 for computer hardware and leasehold improvements incurred in connection with our facility, which we occupied in September 2002.

         Net cash  provided  by  financing  activities  was  approximately  $2.3 million for the year ended December 31, 2003, compared to net cash used in financing activities of approximately $40,000 for the year ended December 31, 2002 and net cash used in financing activities of approximately $713,000 for the year ended December 31, 2001. This increase in net cash provided by financing activities for the year ended December 31, 2003, as compared to the year ended December 31, 2002, was primarily the result of approximately $1 million in gross proceeds from the sale of our common stock and borrowings from our former majority stockholder and chief executive officer. In the past, we have invested excess operating funds in the stock market. From time to time, we invested these funds in short sales of stock that we typically covered within 60 days after the date of the short purchase. Short sales typically have a higher degree of risk than traditional stock purchases. At December 31, 2001, we had approximately $426,000 invested in short sales of securities, and we recorded an unrealized loss of $102,000 on these investments. We covered the short sales in January and April 2002, recording a loss of $60,000. We did not make any more investments in short sales after that time, and we do not intend to make any such investments in the future.

         At December 31, 2003, our aggregate contractual obligations were as follows:

                                                                          Payments Due by Period
                                                                  Less Than 1                            More Than
              Contractual Obligations                   Total        Year       1-3 Years   3-5 Years     5 Years
              -----------------------                   -----        ----       ---------   ---------     -------
Long term debt......................................  $  1,371        $  16      $  1,344       $ 11        $   -
Capital lease obligations...........................        -             -             -          -            -
Operating leases....................................    1,462           494           968          -            -
Purchase obligations................................        -             -             -          -            -
Other long-term liabilities reflected on the
balance sheet under GAAP............................        -             -             -          -            -

Recently Issued Accounting Standards

         In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of certain guarantees. FIN 45 also requires disclosure about certain guarantees that an entity has issued. We have implemented the disclosure requirements required by FIN 45, which were effective for fiscal years ending after December 15, 2002. We will apply the recognition provisions of FIN 45 prospectively to guarantees issued after December 31, 2002. Our adoption of FIN 45 did not have a material effect on our financial position, cash flows or results of operations.

         In December 2003, FASB issued Interpretation No. 46R ("FIN 46R") which replaced Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements," to improve financial reporting of special purpose and other entities. In accordance with the interpretation, business enterprises that represent the primary beneficiary of another entity by retaining a controlling financial interest in that entity's assets, liabilities, and results of operations must consolidate the entity in their financial statements. Prior to the issuance of FIN 46R, consolidation generally occurred when an enterprise controlled another entity through voting interests. The disclosure requirements of FIN 46R are effective for financial statements issued after December 31, 2003. The initial recognition provisions of FIN 46R are to be implemented no later than the end of the first reporting period that ends after March 15, 2004. We do not expect FIN 46R to have a material impact on our financial statements.

         In November 2002, the FASB's Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables." EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. We do not expect EITF Issue No. 00-21 to have a material effect on our financial position, cash flows or results of operations.

         In January 2003, the EITF reached a consensus on Issue No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor." EITF Issue No. 02-16 provides guidance regarding how a reseller of a vendor's products should account for cash consideration received from a vendor. The provisions of EITF Issue No. 02-16 will apply to vendor arrangements entered into after December 31, 2002, including modifications of existing arrangements. Our adoption of EITF 02-16 did not have a material effect on our financial position, cash flows or results of operations.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         We do not use derivative financial instruments to hedge interest rate and foreign currency exposure. We do not believe that we have any material exposure to interest rate risk. We did not experience a material impact from interest rate risk during fiscal 2003.

         Currently, we do not have any significant investments in financial instruments for trading or other speculative purposes, or to manage our interest rate exposure.

                                    BUSINESS

Overview

         Since 1992, when our predecessor was formed, we have primarily offered consumers personal computers and related products through distribution channels that include television shopping networks, mail order catalog companies and large electronic and office supply chain stores. In December 2003, an investor group acquired a majority of our outstanding common stock and appointed a majority of the members of our board of directors. In January and February of 2004, our new board of directors employed new members of our management team, including a new chief executive officer. Under the direction of our restructured management team, we began implementing a new strategic focus designed to complement our existing business. We are now developing a business plan to launch a hardware and software offering targeted at what we believe is an underserved segment of the personal computer and Internet market.

         We were incorporated in Delaware in May 1994. On December 2, 1999, we completed a merger with Mcglen Micro, Inc. in which the stockholders of Mcglen Micro acquired a majority of our outstanding shares of common stock. On December 17, 1999, we changed our name to Mcglen Internet Group, Inc.

         On March 20, 2002, we completed a merger with Lan Plus Corporation, a manufacturer of branded turnkey computer products and services. In the merger, the shareholders of Lan Plus acquired a majority of our outstanding common stock. In addition, upon the closing of the merger, we completed a one-for-ten reverse stock split and changed our name to Northgate Innovations, Inc. As a result of the merger, for financial accounting purposes, we treat the merger as a purchase of our company by Lan Plus. Therefore, we present the historical financial statements of Lan Plus, for comparison purposes, for all periods presented.

Consumer Personal Computer Business

         Our current business model is focused on offering turnkey, build-to-order, personal computers, notebooks, accessories and software products through television shopping networks, mail order catalog companies and large electronic and office supply chain stores, primarily in the United States. Our build-to-order manufacturing process is designed to enable us to achieve high inventory turnover rates and reduced inventory levels. We also believe that, since products are sold closer to the time they are actually manufactured, this process gives us the ability to more rapidly incorporate new technologies and components into our products.

Products and Services

         Our personal computer business develops, manufactures, markets, sells and supports a wide range of desktop systems, notebook computers, workstations and network servers under the Northgate, Protek, and Netway brand names. We also sell, resell and support a variety of additional peripherals, software and services. We offer pre-configured computers with various memory and storage configurations, and various operating systems and application software, as well as our built-to-order systems. We also offer a variety of hardware components and peripherals to complement our desktop systems, notebook computers and network servers, including monitors, modems, graphics cards, accelerators, CD-ROM and DVD drives, software and services. In addition, we offer numerous hardware and Internet services, mainly through third party service providers.

Revenue Breakdown by Product Group           Year Ended December 31,
--------------------------------------------------------------------------------
                                          2003          2002          2001
                                          ----          ----          ----
------------------------------------- ------------- -------------- -------------
Systems                                   $  53,162    $   41,061   $   47,063
------------------------------------- ------------- -------------- -------------
Barebones/bundles                             5,393         3,259          222
------------------------------------- ------------- -------------- -------------
Components                                   18,491        20,856       26,598
------------------------------------- ------------- -------------- -------------
Total revenue                             $  77,046    $   65,176    $  73,883
------------------------------------- ------------- -------------- -------------

Sales and Marketing

         Our end-users are comprised primarily of private consumers, with small and medium-sized businesses and governmental entities making up a much smaller portion. In general, we use similar sales and marketing approaches across all of these different customer groups, since we believe that the demand levels of these various groups respond similarly to changes in market prices and overall general economic conditions. We market and sell our systems primarily through high profile distribution channels in retail, catalog, telemarketing and other industries. We have a direct sales organization focused on selling to these large distribution channels. We also sell through some of these channels using a network of field manufacturers representatives. We also sell a limited number of systems through customer-direct relationships supported by advertising, direct mail, telephone sales and our www.accessmicro.com web site.

         In the second quarter of fiscal 2002, we began marketing and selling our personal computer products through a network of value-added resellers. Through this program, we now have relationships with approximately 159 resellers throughout the United States. We have a dedicated sales force, with experience in selling through resellers, supporting this sales channel. Our arrangements with value-added resellers are non-exclusive, territory specific, generally cover all of our products and provide for appropriate discounts based on a variety of factors, including volume purchases. We support this distribution channel with our www.northgate.com web site, which focuses on information for our reseller program.

Research and Development

         We must continuously evaluate, obtain and incorporate into our offerings new hardware, software, storage, communications and peripherals technologies that are developed by third parties to ensure that our products are compatible with industry standards. Historically, we have not devoted a material amount of our resources to direct research and development activities with respect to our existing business. In the past three years, we have had less than five employees dedicated to this effort. However, we maintain relationships with many of our suppliers and other technology developers, and believe that we benefit from the significant research and development activities conducted by those suppliers and developers.

         We believe that these relationships enable us to evaluate the latest developments in technology, and to quickly introduce new products and new product features to the market. We believe that our turnkey, build-to-order manufacturing process allows us to use these relationships to deliver to our customers these emerging technologies on a timely and more cost-effective basis. We also believe that our relationships with our customers enable us to obtain valuable market information, which we use to assist our suppliers in developing new product offerings.

Manufacturing and Materials

         We currently use third parties to manufacture sub-assemblies for our desktop personal computers and to manufacture our laptop personal computers. We perform final product assembly and quality testing at our headquarters in City of Industry, California. Our manufacturing process consists of assembly, functional testing and quality control of our computer systems. We use production teams to assemble most of our desktop personal computers. We train each member of a production team to do several tasks, which we believe increases flexibility and efficiency. We also apply testing and quality control processes to components, parts and sub-assemblies that we obtain from suppliers. We ship each of our computer systems from our manufacturing facilities ready-for-use, with an operating system and application software installed.

         We maintain quality control through testing components, parts and subassemblies at various stages in the manufacturing process. Our quality control also includes a burn-in period for completed units after assembly, on-going production reliability audits, failure tracking for early identification of production and component problems and information from our customers obtained through our direct relationships and service and support programs. Our computer manufacturing operations have been assessed and certified as meeting the requirements of the International Organization for Standardization (ISO) 9002, a certification that recognizes compliance with international standards for quality assurance.

         We purchase materials, supplies and product subassemblies from a number of vendors. Some key components included in our line of products are currently available only from single or limited sources. In the past, we have experienced significant price increases and limited availability of certain components that are not available from multiple sources. We are dependent upon Microsoft Corporation for various software products.

         Like other participants in the computer manufacturing industry, we ordinarily acquire materials and components through a combination of blanket and scheduled purchase orders to support our requirements for periods averaging 90 to 120 days. At times, we have been constrained by parts availability in meeting our product orders. From time to time, we have obtained scarce components for somewhat higher prices on the open market, which may have an impact on gross margins but does not disrupt production. On occasion, we have also acquired component inventory in anticipation of supply constraints.

Competition

         The personal computer industry represents a mature segment of the consumer electronics industry and is highly competitive, especially with respect to pricing and the introduction of new products and new product features. We expect competition in the personal computer industry to continue to be intense for the foreseeable future. We believe that the principal competitive factors in the market include price, logistics, on-line technical support and services, call center management, Original Equipment Manufacture (OEM) relationships with major component manufacturers, new technology, variety of products, software and features, marketing and sales capability. Although we believe that our products generally compete favorably with respect to such factors, we cannot guarantee that we will compete successfully against current and potential competitors, especially those with greater financial resources or brand name recognition.

         We are considered one of the second tier personal computer manufacturers, which include Systemax, Sys Technologies and Acer, among others. Although we compete with these manufacturers, we also compete with a number of large, national brand, personal computer manufacturers, including Dell, Inc., Gateway, Inc., Hewlett-Packard Company, Apple Computer, Inc., Sony, e-Machines and Toshiba. These manufacturers sell their products through different combinations of national and regional distributors, dealers, value-added resellers, retail stores and direct sales. Most of our current competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a substantially larger installed base of customers than we do. In addition, because of the high volume of components that many of our competitors purchase from their suppliers, they are able to keep their costs of supply relatively low and, as a result, may be able to recognize higher margins on their personal computer sales than we do. The introduction of lower-priced personal computers combined with the brand strength, extensive distribution channels and financial resources of the larger vendors may cause us to lose market share.

Customer Service and Technical Support

         Our technical support and customer service representatives respond to a variety of inquiries from customers, including questions concerning product offerings, order status and post-installation hardware and software issues. We resolve many inquiries over the telephone without the need to repair or replace system components. When repairs are necessary, we may ship a replacement part or system and advise customers by telephone regarding installation. Alternatively, customers may elect to ship a system directly to us for repair. We also provide technical support services through our web sites, www.accessmicro.com and www.northgate.com. These services enable customers to access system-specific information and recent software updates for many of the software programs and drivers included with our computer systems. In addition, many of our systems are sold with system diagnostic and repair software that has been optimized for our products.

Significant Customers

         For the year ended December 31, 2003, our sales to Staples the Office Superstore, Inc. represented approximately 36.5% of our total net sales for the year. We expect that we will continue to be dependent upon Staples for a significant portion of our revenues in future periods. Our agreement with Staples expires at the end of 2004. The agreement is renewable annually upon mutual agreement between Staples and us.

Management Systems

         Our site management, search, customer interaction, transaction processing and fulfillment systems consist of a combination of our own proprietary technologies and third-party technologies. We have enhanced the capability and scalability of our systems through the acquisition of new third-party technologies and in-house development. In 2002, we implemented new enterprise software for our procurement, accepting and verifying orders, managing orders, creating customer interaction instructions, automatically selecting fulfillment methods, assigning inventory to customer orders, managing shipment of products to customers, recording tracking numbers and authorizing and charging customer credit cards, with address verification.

New Product Initiative

         Currently, we are developing a business plan to launch a new product line that is complementary to our current product line, but will include hardware, software and services designed specifically to be attractive to a segment of the personal computer and online market that we believe is currently underserved. In entering this untested and rapidly changing market sector, we will face a variety of obstacles and challenges.

         We believe, but can give no assurance, that there will be a significant demand for well-designed and attractive consumer electronics products that focus on satisfying the computing desires of our target market segment. As a result of this demand, we hope to be able to charge a relatively higher price for our new line of personal computers and related products, thereby increasing our margins. We are still in the planning stages of our new growth strategy and can give no assurance that we will achieve any of our objectives. Currently, we are developing prototypes and conducting market testing to assess the feasibility of our new business plan. We have no sales contracts with potential customers for our anticipated suite of products and services.

         At this early stage of our efforts with our new product initiative, and given the dynamic nature of the market we hope to serve, we cannot be sure as to the final form that our solutions will take. Our new products, if successfully developed, will be the first in what we hope will be our continuing line of business serving our new target market. We can give no assurance that any of these efforts will be successful.

         We plan to market our new product initiative through specific direct marketing efforts that are focused on the market segment we have targeted. We intend to expend a large portion of our sales and marketing resources on these marketing efforts. We cannot give any assurance that any of these efforts will be successful.

         We believe that strong product development capabilities will be essential to our new product initiative. In early 2004, we began to invest significant time and resources in creating a structured process for undertaking all product development projects for this initiative. After implementing our new product initiative, we actively recruited and hired engineers and software developers with expertise in the areas of hardware design and software. Although we have hired some employees to perform this work, we are currently relying on outside consulting firms to provide the bulk of these resources. We anticipate hiring additional employees in these specialties as our new product initiative matures. We have supported this effort with individuals and additional management with extensive backgrounds in the consumer electronic and enterprise software industries. We will focus our ongoing research and development efforts on our new suite of consumer electronic products. We intend to expend a large portion of our resources on these research and development efforts. We cannot give any assurance that any of these efforts will be successful.

         We intend to use third party manufacturers to produce our new line of consumer products. We believe that it will be essential for us to have relationships with these manufacturers to assure that we have a stable and predictable supply of our products. We are actively seeking manufacturers to supply our products. We have no contracts with potential suppliers for our new suite of products.

Intellectual Property

         We rely, and intend to rely, on a combination of trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our products. We have applied to register, or intend to register, various trademarks relating to our existing business and our new product initiative. Although we have yet to file any patent applications for inventions related to our new line of products, we anticipate filing patent applications for inventions relating to that product line that we determine will be key to our new product initiative. We can give no assurance that we will obtain any such patents, or that any patents we obtain will be useful in our new business. If we are not successful in obtaining the patent protection we seek, our competitors may be able to replicate our new products and more effectively compete with us.

         In our existing business, we work closely with component suppliers and other technology developers to stay abreast of the latest developments in personal computer technology. We obtain patent licenses for some technologies, some of which require significant royalty payments, when we believe those licenses are necessary or advantageous to our business. We have entered into non-exclusive licensing arrangements with Microsoft and other software suppliers for various operating systems and application software that we sell with our personal computers. Our licensing agreement with Microsoft expires on July 31, 2004.

         From time to time, third parties assert exclusive patent, copyright, trademark or other intellectual property rights to technologies or marks that are important to our business. We evaluate each such claim relating to our products and, if appropriate, seek a license to use the protected technology. The licensing agreements with these parties generally do not require the licensor to assist us in duplicating the protected technology. These agreements also generally do not protect us or our suppliers from claims by third parties of trade secret, copyright or other violations involved in developing or selling these products.

Seasonality

         Our operating results have been subject to seasonality and to quarterly and annual fluctuations. Factors involved in that seasonality include new product developments or introductions, availability of components, changes in product mix and pricing and product reviews and other media coverage. Historically, our sales have increased in the third and fourth calendar quarters due, in part, to back-to-school and holiday spending, respectively. We expect that the sales of our new product line will have similar seasonality patterns.

Employees

         We had 116 full-time employees and 15 part-time employees as of February 29, 2004, a substantial majority of whom are non-management personnel. None of our employees are represented by a labor union. We have not experienced any work stoppages, and we believe that we have satisfactory employee relations.

Government Regulation

         Our business is subject to regulation by various federal and state governmental agencies. Such regulation includes the radio frequency emission regulatory activities of the U.S. Federal Communications Commission, the anti-trust regulatory activities of the U.S. Federal Trade Commission and Department of Justice, the consumer protection laws of the Federal Trade Commission, the import/export regulatory activities of the U.S. Department of Commerce, the product safety regulatory activities of the U.S. Consumer Products Safety Commission and environmental regulation by a variety of regulatory authorities in each of the areas in which we conduct business.

Backlog

         We do not believe that our backlog is a meaningful indicator of sales that we can expect for any period, and there can be no assurance that our backlog at any point in time will translate into sales in any subsequent periods. Historically, our levels of unfilled orders for systems fluctuate depending upon component availability, demand for products, the timing of large volume customer orders and production schedules. Our customers frequently change delivery schedules and orders depending on market conditions and other factors.

                                   PROPERTIES

         Our principal property consists of our headquarters located in a leased facility (approximately 78,000 square feet) at 801 S. Sentous Street, City of Industry, California. We believe that our present facilities are adequate for our current needs.

                                LEGAL PROCEEDINGS

         On or about  December  16,  2002,  the  Pension  and  Welfare  Benefits
Administration of the U.S. Department of Labor informed us that they had selected our employee stock ownership plan for review. The Department of Labor has raised issues regarding the December 1999 transaction between our former chief executive officer and majority stockholder and the Lan Plus, Inc. [sic] Employee Stock Ownership Plan. In the December 1999 transaction, our former chief executive officer sold shares of our preferred stock to the plan in connection with the establishment the plan. The Department of Labor has indicated that this transaction may have been a prohibited transaction because the purchase price of the shares may have been above fair market value at the time of the transaction, which would require the unwinding or correction of the transaction. Although our former chief executive officer is primarily responsible for remedying any prohibited transaction, we may have some liability as a co-fiduciary of the plan. However, our former chief executive officer has agreed to indemnify us against any costs or damages incurred by us in connection with the Department of Labor investigation. We intend to cooperate with the Department of Labor in connection with its review of our employee stock ownership plan, and to bring such review to conclusion as quickly as possible.

         At this time, we are not involved in any other legal proceedings that our management currently believes would be material to our business, financial condition or results of operations. We could be forced to incur material expenses with respect to these legal proceedings, and in the event there is an outcome in any that is adverse to us, our financial position and prospects could be harmed.

                                   MANAGEMENT

Executive Officers and Directors

         Our executive officers and directors, and their ages and positions as of April 5, 2004, are as follows:

Name                                 Age    Position
----                                 ---    --------
Kent A. Savage...................... 42     Chairman of the Board and Chief
                                            Executive Officer
Richard Shyu........................ 38     President and Director
Theodore B. Muftic.................. 39     Vice President and Chief Financial
                                            Officer
J. William Wilson................... 46     Vice President, General Counsel and
                                            Secretary
Troy Carter(2)(3)................... 31     Director
Marc B. Crossman.................... 32     Director
Samuel J. (Jay) Furrow, Jr.......... 30     Director
Suhail R. Rizvi(1)(2)(3)............ 38     Director

(1)      Member of the audit committee
(2)      Member of the compensation and stock option committee
(3)      Member of the nominating and corporate governance committee

         Kent A. Savage has served as our Chief Executive Officer and a member of our board since January 2004. Mr. Savage has served as our Chairman of the Board of Directors since March 2004. Prior to joining us, Mr. Savage served as co-founder and Chief Sales and Marketing Officer for TippingPoint Technologies, Inc. (NASDAQ: TPTI) from September 2002 until February 2003. Prior to TippingPoint, Mr. Savage served as co-founder, Chief Executive Officer and President of Netpliance, Inc., the predecessor of TippingPoint, from February 1999 until August 2001. Prior to founding Netpliance, Mr. Savage served as General Manager, Broadband for the Cisco Systems Inc. Service Provider Line of Business, from April 1998 until February 1999. Mr. Savage also serves on the board of directors of Innovo Group, Inc. (NASDAQ: INNO), a publicly traded marketer of consumer products for the apparel and accessory markets.

         Richard Shyu has served as our President since March 2002, and as a member of our board since March 2001. Mr. Shyu has been an officer with us, including our predecessor, since 1996, holding various titles, including Vice President of Sales and Marketing.

         Theodore B. Muftic has served as our Chief Financial Officer since March 2004. Prior to joining us, Mr. Muftic served as Managing Director at Credit Suisse First Boston from March 2000 to March 2003. Prior to joining CSFB, Mr. Muftic was a Principal and Managing Director at ING Barings, from December 1997 to March 2000.

         J. William Wilson has served as our Vice President, General Counsel and Secretary since February 2004. Prior to joining us, Mr. Wilson served as Of Counsel with the law firm of Haynes and Boone, LLP, from May 2003 to January 2004. Prior to joining Haynes and Boone, Mr. Wilson served as a partner with the law firm of Hughes & Luce, L.L.P., from December 1998 to April 2003.

         Troy Carter has served as a member of our board since December 2003. Mr. Carter is the founder and Executive Producer of Erving Wonder Management
(EWM), a multi-faceted entertainment management company, including music, TV/film, fashion and sports. EWM is the result of a merger between J. Erving Group and Boy Wonder Management in 2001.

         Marc B. Crossman has served as a member of our board since December 2003. Mr. Crossman has served as the Chief Financial Officer of Innovo Group, Inc. (NASDAQ: INNO), a publicly traded marketer of consumer products for the apparel and accessory markets, since March 2003. Prior to joining Innovo Group, Mr. Crossman served as a Vice President and Equity Analyst with J.P. Morgan Securities Inc., New York City, New York, from January 1999 until March 2003. Mr. Crossman also currently serves on the board of directors of Innovo Group.

         Samuel J. (Jay) Furrow, Jr. has served as a member of our board since December 2003. Mr. Furrow has served as the Chief Executive Officer of Innovo Group, Inc. (NASDAQ: INNO), a publicly traded marketer of consumer products for the apparel and accessory markets, since July 2002. Prior to that, Mr. Furrow served as the President of Innovo Group from December 2000 until July 2002, as the Chief Operating Officer of Innovo Group from April 1999 until March 2003, as the Acting Chief Financial Officer of Innovo Group from August 2000 until March 2003 and as the Vice-President for Corporate Development and In-House Counsel of Innovo Group from August 1998 until April 1999. Mr. Furrow also currently serves on the board of directors of Innovo Group.

         Suhail R. Rizvi has served as a member of our board since December 2003. Mr. Rizvi has served as Chairman of the Board of Directors for the Avatar Group, formerly known as Electronic Manufacturing Services, Inc. a Puerto Rico-based manufacturing company, since December 1995. Mr. Rizvi also serves as a member of the board of directors for each of Varsity Television, a TV network dedicated to teens; Innovo Group, Inc. (NASDAQ: INNO), a publicly traded marketer of consumer products for the apparel and accessory markets; Doublespace Holdings, a brand strategy and web development firm based in New York; and International Sourcing Group, a distributor of electronic components.

Board of Directors

         Each member of our board is elected at the annual meeting of stockholders and serves until the next annual meeting of stockholders and until a successor has been elected and qualified or their earlier death, resignation or removal. Vacancies on our board are filled by a majority vote of the remaining members of our board.

         Our board has an audit committee, compensation and stock option committee and nominating and corporate governance committee.

         Audit Committee. The audit committee is currently comprised solely of Mr. Rizvi. The audit committee was formed in March 2004 and did not meet or take action by written consent in fiscal 2003.

         The audit committee has been established to: (a) assist our board in its oversight responsibilities regarding (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent accountant's qualifications and independence and (4) the performance of the our internal audit function; (b) prepare the report required by the Securities and Exchange Commission (SEC) for inclusion in the our annual proxy statement; (c) retain and terminate our independent accountant; (d) approve audit and non-audit services to be performed by the independent accountant; and
(e) perform such other functions as our board may from time to time assign to the audit committee. The audit committee has a charter that details its duties and responsibilities, which was adopted by the audit committee on March 24, 2004. Currently, all audit committee members are "independent" under NASDAQ listing standards, although we are not currently listed on NASDAQ, and as such term is defined in the rules and regulations of the SEC. Mr. Rizvi has been designated to be an "audit committee financial expert" as such term is defined in the rules and regulations of the SEC.

         Compensation and Stock Option Committee. The compensation and stock option committee is currently comprised of Messrs. Rizvi and Carter. Mr. Rizvi serves as chairman of the committee. The Committee was formed in January 2004, and did not meet or take action by written consent in fiscal 2003.

         The principal responsibilities of the compensation and stock option committee are to (a) assist our board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the company; (b) discharge our board's responsibilities relating to compensation of our executive officers; (c) evaluate our chief executive officer and set his remuneration package; (d) prepare an annual report on executive compensation for inclusion in our annual proxy statement; (e) make recommendations to our board with respect to incentive-compensation plans and equity-based plans; and (f) perform such other functions as our board may from time to time assign. The compensation and stock option committee has a charter that details its duties and responsibilities, which was adopted by our board on January 14, 2004. Currently, all committee members are "independent" under NASDAQ listing standards, although we are not currently listed on NASDAQ.

         Nominating and Corporate Governance Committee. The nominating and corporate governance committee is currently comprised of Messrs. Rizvi and Carter. Mr. Rizvi serves as chairman of the committee. The nominating and corporate governance committee was formed in March 2004, and did not meet or take action by written consent in fiscal 2003.

         The principal responsibilities of the nominating and corporate governance committee are to (a) assist our board in determining the desired experience, mix of skills and other qualities to assure appropriate board composition, taking into account the current board members and the specific needs of the company and the board; (b) identifying highly qualified individuals meeting those criteria to serve on our board; (c) proposing to our board a slate of nominees for election by the stockholders at the annual meeting of stockholders and prospective director candidates in the event of the resignation, death, removal or retirement of directors or a change in our board composition requirements; (d) developing plans regarding the size and composition of our board and its committees; (e) reviewing management succession plans; (f) reviewing the corporate governance guidelines of our board at least annually and monitoring and making recommendations with respect to the corporate governance principles applicable to us; and (g) such other functions as the board may from time to time assign to the nominating and corporate governance committee.

         The nominating and corporate governance committee has a charter that details its duties and responsibilities, which was adopted by the committee on March 24, 2004. Currently, all nominating and corporate governance committee members are "independent" under NASDAQ listing standards, although we are not currently listed on NASDAQ. There is no specific procedure outlined in the charter for the nominating and corporate governance committee to consider nominees to our board that are recommended by stockholders, but such nominees will be considered in accordance with the principal responsibilities of the nominating and corporate governance committee, our bylaws and all applicable rules and regulations relating to such nominations by our stockholders. The nominating and corporate governance committee has the responsibility for developing criteria for the selection of new directors and nominees for vacancies. The members of the nominating and corporate governance committee have the discretion to choose candidates that have the desired experience, mix of skills and other qualities to assure appropriate composition while taking into account the current members and the specific needs of our board and us. To date, no more specific criteria has been developed than that set forth in the charter.

Compensation Committee Interlocks and Insider Participation

         In January 2004, we formed our compensation and stock option committee, comprised of Mr. Carter and Mr. Rizvi. The compensation and stock option committee is responsible for determining the salaries and incentive compensation of our executive officers and for providing recommendations for the salaries and incentive compensation of all other employees and consultants. The compensation and stock option committee also administers our benefit plans, including our 1999 Stock Option Plan, our 2000 Stock Option Plan and our 2004 Stock Incentive Plan, which is subject to stockholder approval. Mr. Rizvi serves as chairman of the committee. Neither Mr. Rizvi nor Mr. Carter has served as an executive officer or employee of ours. However, beginning in July 2003, Mr. Savage, now our chairman and chief executive officer, became a member of the board of Innovo Group, Inc. (NASDAQ: INNO), of which Messrs. Furrow and Crossman currently serves as executive officers and directors. Furthermore, one additional member of our board, Mr. Rizvi, also serves as a member of the board, and its compensation committee, for Innovo Group, Inc. (NASDAQ: INNO). Mr. Savage is not a member of the compensation committee for Innovo Group, Inc. (NASDAQ: INNO).

Director Compensation

         We do not currently compensate our non-employee directors for their service on our board. After our annual meeting of stockholders, scheduled for May 26, 2004, our board will meet to discuss compensation arrangements for members of our board for service throughout fiscal 2004.

Executive Compensation

         The following table sets forth certain information with respect to compensation for the years ended December 31, 2003, 2002 and 2001 paid to our chief executive officer and our other most highly compensated executive officers as of December 31, 2003. In this proxy statement, we refer to these individuals as our named executive officers.

                           Summary Compensation Table

                                                                                           Long Term
                                                                                          Compensation
                                                     Annual Compensation                     Awards
                                                     -------------------                     ------
                                                                     Other Annual          Securities            All Other
          Name and                                                   Compensation          Underlying          Compensation
     Principal Position          Year     Salary($)     Bonus($)         ($)               Options (#)             ($)
     ------------------          ----     ---------     --------         ---             --------------            ---
Andy Teng (1)                    2003         112,000      --             --                   --               14,084(2)
  Chief Executive Officer        2002         154,000      --             --                   --                  --
                                 2001         106,000    1,200            --                   --                  --

Richard Shyu                     2003         112,000      --             --                   --               37,972(3)
  President                      2002         153,000      --             --                   --                7,000(4)
                                 2001          60,000    2,000            --                   --                5,000(4)

(1)      Mr. Teng resigned as our chief executive officer on January 14, 2004.
(2) Consists of a down payment and loan payments we made on behalf of Mr. Teng for an automobile owned by Mr. Teng.
(3) Consists of (i) payments in the amount of $11,230 that we made on a loan for an automobile owned by us and used by Mr. Shyu and (ii) $26,672 in forgiveness of debt owed to us by Mr. Shyu.
(4) Consists of payments we made on a loan for an automobile owned by us and used by Mr. Shyu.

Employment Contracts, Termination of Employment and Change in Control

         We have not entered into any employment or severance agreements with any of our named executive officers. However, in 2004, we entered into employment agreements with Kent A. Savage, our new chief executive officer, and Theodore B. Muftic, our new chief financial officer, described below.

         Under an employment agreement dated January 15, 2004, we agreed to employ Mr. Savage as our chief executive officer at a base salary of not less than $200,000. Mr. Savage is also eligible for a quarterly discretionary bonus of not less than $37,500. The employment agreement provides that we would grant Mr. Savage an option to purchase up to 3,309,587 shares of our common stock and that Mr. Savage would be appointed to our board. The employment agreement has an initial term of two years, with successive one-year renewal terms unless either party gives 30 days prior notice to the contrary. If we terminate Mr. Savage for any reason other than for "cause" or Mr. Savage terminates his employment for "good reason", as such terms are defined in the employment agreement, prior to the end of the initial term or any renewal term, Mr. Savage is entitled to a lump sum payment equal to the remaining salary and maximum bonus for the initial term or renewal term, as the case may be. In the event we experience a of a change in control, all of Mr. Savage's options, to the extent not otherwise exercisable, will immediately become exercisable, and he may terminate his employment agreement for "good reason". Additionally, Mr. Savage has agreed to return all confidential information to us upon his termination, and to not solicit our customers or employees for 12 months after the termination of his employment.

         Under an employment agreement dated March 1, 2004, we agreed to employ Mr. Muftic as our chief financial officer at a base salary of not less than $175,000, which will be increased to $200,000 on March 1, 2005, if we have completed equity financings consistent with the financing plan adopted by our Board of Directors. Mr. Muftic will also receive a one time bonus of $75,000 when we close on a $5 million equity financing, and he is also eligible for a quarterly discretionary bonus of not less than $18,750, beginning in 2005. The employment agreement provides that we would grant Mr. Muftic an option to purchase up to 1,158,355 shares of our common stock, and an additional option to purchase 165,480 shares of our common stock on March 1, 2005 if we have completed equity financings consistent with the financing plan adopted by our board. This employment agreement has an initial term of two years, with successive one-year renewal terms, unless either party gives 30 days prior notice to the contrary. If we terminate Mr. Muftic for any reason other than for "cause" or Mr. Muftic terminates his employment for "good reason", as such terms are defined in the employment agreement, prior to the end of the initial term or any renewal term, Mr. Muftic is entitled to a lump sum payment equal to the remaining salary and maximum bonus for the initial term or renewal term, as the case may be. In the event we experience a change in control, all of Mr. Muftic's options, to the extent not otherwise exercisable, will immediately become exercisable, and he may terminate his employment agreement for "good reason". Additionally, Mr. Muftic has agreed to return all confidential information to us upon his termination, and to not solicit our customers or employees for 12 months after the termination of his employment.

Stock Option Grants

         We did not grant any stock options to the named executive officers in the fiscal year ended December 31, 2003. We have never granted any stock appreciation rights.

Fiscal Year End Option Values

         The named executive officers do not hold any stock options and did not exercise any stock options as of and for the fiscal year ended December 31, 2003.

401(k) Plan

         We offer a tax qualified defined contribution 401(k) Profit Sharing Plan that covers all full time employees who are not a covered by a collective bargaining agreement. Our employees are eligible to participate in the plan following one year of service. We made matching contributions to participants equal to 50% of the first 6% of the employee's contribution through June 2001. Expenses relating to the 401(k) plan were approximately $1,800, $8,000 and $19,000 for the fiscal years ended December 31, 2003, 2002, and 2001, respectively.

                       PRINCIPAL AND SELLING STOCKHOLDERS

         On December 9, 2003, we issued 4 million shares of our common stock in a private placement to Glenbrook Group, LLC, at a price of $0.25 per share, or a total of $1.0 million. Pursuant to the terms of the private placement, we also agreed to issue warrants to purchase a total of 2,500,000 shares of our common stock, exercisable over a 5-year period at $0.50 per share, to J&M Interests as consideration for certain consulting services. On the same day, Glenbrook purchased 7.6 million shares of our outstanding common stock from Andy Teng, our former chief executive officer and majority stockholder. Mr. Teng has the right to foreclose on a yet-to-be-determined number of shares held by our employee stock ownership plan pursuant to the terms of a note issued by the plan to Mr. Teng. Under the agreement between Glenbrook and Mr. Teng, J&M Interests has the option to purchase two-thirds of any shares currently held by the plan on which Mr. Teng forecloses.

         Pursuant to the terms of the December 9, 2003 private placement, we filed a registration statement, of which this prospectus constitutes a part, in order to permit Glenbrook and J&M Interests to resell to the public up to 15,943,600 shares of our common stock issued or issuable in connection with that transaction. Furthermore, pursuant to the terms of the December 9, 2003 private placement and Glenbrook's Limited Liability Company Agreement, each member of Glenbrook has the right to elect to receive, or upon dissolution of Glenbrook may receive, an in-kind distribution of such member's pro rata portion of membership interests in Glenbrook in the form of shares of our common stock then held by Glenbrook. This Registration Statement is also filed to register for resale such common stock to the extent any member of Glenbrook receives such stock in an in-kind distribution. The registration of such shares does not necessarily mean, however, that any of these shares will be offered or sold by the holders of interests in Glenbrook.

         The following table presents information regarding beneficial ownership of our common stock as of April 5, 2004, and as adjusted to reflect the sale of common stock in this offering (and the exercise of warrants held by selling stockholders and the conversion of up to 884,000 shares of preferred stock currently held by our employee ownership plan upon foreclosure on those shares by our former chief executive officer and majority stockholder) by:

         o        each of the selling stockholders;

         o each stockholder known by us to beneficially hold five percent or more of our common stock;

         o        each of our directors;

         o        each of our named executive officers; and

         o        all of our executive officers and directors as a group.

         Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 5, 2004 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Percentages are calculated based on 18,942,808 shares outstanding as of April 5, 2004. The address for the officers and directors is our corporate office located at 801 S. Sentous Street, City of Industry, California 91748.

                                      Shares Beneficially Owned Prior   Number of Shares
                                                   to the                 to be Sold in    Shares Beneficially Owned After
                                                  Offering                the Offering                 Offering
                                      -------------------------------     ------------     -------------------------------
                                        Number of       Percent of                           Number of        Percent of
          Name and Address                Shares          Class              Shares            Shares           Class
          ----------------                ------          -----              ------            ------           -----
Directors, Executive Officers and
5% Holders (excluding Selling
Stockholders):

Kent A. Savage                           577,864(1)         3.0%               --              577,864           2.4%
Chairman of the Board and
Chief Executive Officer

Richard Shyu                           2,111,589           11.1%               --            2,111,589           8.7%
President and Director


Troy Carter                                 --               *                 --                --               *
Director

Marc B. Crossman                      15,943,600(2)        68.5%           15,943,600            --               *
Director

Samuel J. Furrow, Jr.                 15,943,600(2)        68.5%           15,943,600            --               *
Director

Andy Teng                              4,431,178(3)        19.1%               --            4,431,178          17.3%
2522 Steeplechase Lane
Diamond Bar, California  91765

Lan Plus, Inc. Employee Stock          4,223,178(4)        18.2%               --            4,223,178          16.5%
Ownership Plan
801 S. Sentous Street
City of Industry, California  91748

All directors and executive           18,663,053(5)        77.6%           15,943,600        2,865,642          11.6%
officers, as a group (8 persons)

Selling Stockholders:
J&M Interests, LLC                    15,943,600(3)        68.5%           15,943,600            --               *
5804 E. Slauson Avenue
Commerce, CA  90040

Glenbrook Group, LLC                  11,600,000(4)        61.2%           11,600,000            --               *
C/o J&M Interests, LLC
5804 E. Slauson Avenue
Commerce, CA  90040

Daniel A. Page                         1,091,352(6)         5.8%           1,054,852            36,500            *
P. O. Box 574
Crossville, TN  38557

----------

         *        Represents beneficial ownership of less than 1%.

         (1)      Includes   577,864  shares   issuable  upon  the  exercise  of
                  currently exercisable (or exercisable within 60 days) options held for Mr. Savage's personal account.

         (2)      Includes (i) 11,600,000  shares held by Glenbrook Group,  LLC;
                  (ii) 2,500,000 shares issuable upon the exercise of currently exercisable warrants held by J&M Interests, LLC. Mr. Crossman and Mr. Furrow are the managing members of J&M Interests, which is a controlling member of Glenbrook; and (iii) up to 1,843,600 shares of common stock purchasable by J&M Interests from Mr. Teng after he forecloses on up to 2,765,400 shares of common stock, upon conversion of 884,000 shares of preferred stock, held by the Lan Plus Employee Stock Ownership Plan pursuant to the terms of a note issued by the plan to Mr. Teng. J&M Interests has the option to purchase two-thirds of any shares currently held by the plan on which Mr. Teng forecloses.

         (3) Mr. Teng is a named executive officer, but he resigned as our chief executive officer on January 14, 2004. Includes (i) 208,000 shares held for Mr. Teng's personal account; and (ii) 4,223,178 shares issuable upon conversion of 1,350,000 shares of our preferred stock held by Mr. Teng as trustee of the Lan Plus, Inc. Employee Stock Ownership Plan. Mr. Teng has the right to foreclose on up to 2,765,400 shares of common stock, upon conversion of 884,000 shares of preferred stock, held by the plan pursuant to a note issued by the plan to Mr. Teng. J&M Interests has the option to purchase two-thirds of any shares currently held by the plan on which Mr. Teng forecloses.

         (4) Includes shares issuable upon conversion of shares of our preferred stock held by the Lan Plus, Inc. Employee Stock Ownership Plan.

         (5) Includes (i) 754,053 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held by our executive officers; (ii) 11,600,000 shares held by Glenbrook; (iii) 2,500,000 shares issuable upon the exercise of currently exercisable warrants held by J&M Interests; and
                  (iv) up to 1,843,600 shares of common stock purchasable by J&M Interests from Mr. Teng after he forecloses on up to 2,765,400 shares of common stock, upon conversion of 884,000 shares of preferred stock, held by the Lan Plus Employee Stock Ownership Plan pursuant to the terms of a note issued by the plan to Mr. Teng.. Mr. Crossman and Mr. Furrow are the managing members of J&M Interests, which is a controlling member of Glenbrook.

         (6) Includes 1,054,852 shares that are transferable to Daniel A. Page from Glenbrook pursuant to the terms of a consulting agreement.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock on behalf of the selling stockholders. A selling stockholder is a person named on pages 39 and 40 and also includes any donee, pledgee, transferee or other successor-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership or limited liability company distribution or other non-sale related transfer. The selling stockholders may offer their shares of common stock at various times in one or more of the following transactions:

         o on any U.S. securities exchange or automated quotation system on which our common stock may be listed at the time of such sale;

         o on the OTC Bulletin Board or otherwise in the over-the-counter market;

         o        in  transactions  other  than  on  such  exchanges  or in  the
                  over-the-counter   market,   including  privately   negotiated
                  transactions;

         o        in connection with short sales; or

         o        in a combination of any of the above transactions.

         The selling stockholders may offer their shares of common stock at prevailing market prices, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may transfer shares to discharge indebtedness, as payment for goods or services, or for other non-cash consideration.

         The selling stockholders may use broker-dealers to sell their shares of common stock. If this occurs, broker-dealers will either receive discounts or commission from the selling stockholder, or they will receive commissions from the purchasers of shares of common stock for whom they acted as agents. These brokers may act as dealers by purchasing any and all of the shares covered by this prospectus either as agents for others or as principals for their own accounts and reselling these securities under the prospectus.

         The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be considered underwriters under the Securities Act. As such, any commissions or profits they receive on the resale of the shares may be considered underwriting discounts and commissions under the Securities Act.

         As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling stockholders with respect to the offer or sale of the shares under this prospectus. If we become aware of any agreement, arrangement or understanding, to the extent required under the Securities Act, we will file a supplemental prospectus to disclose:

         o        the name of any of the broker-dealers;

         o        the number of shares involved;

         o        the price at which the shares are to be sold;

         o the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;

         o        that the  broker-dealers  did not conduct any investigation to
                  verify  the  information  set  out  in  this  prospectus,   as
                  supplemented; and

         o        other facts material to the transaction.

         In addition, when we are notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus.

         Certain of the agreements with the selling stockholders contain reciprocal indemnification provisions between us and the selling stockholder to indemnify each other against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact.

                           RELATED PARTY TRANSACTIONS

         We have adopted a policy requiring that any material transaction between us and persons or entities affiliated with our officers, directors or principal stockholders be on terms no less favorable to us than reasonably could have been obtained in arms' length transactions with independent third parties.

Glenbrook Stock Purchase Agreement

         On December 9, 2003, we entered into a stock purchase agreement with Glenbrook Group, LLC, whereby we issued 4 million shares of our common stock to Glenbrook at a price of $0.25 per share, or a total of $1.0 million. Also pursuant to that stock purchase agreement, we entered into a consulting agreement with J&M Interests, LLC, whereby we agreed to issue warrants to purchase a total of 2,500,000 shares of our common stock, exercisable over a 5-year period at $0.50 per share, to J&M Interests as consideration for certain consulting services to be provided to us by J&M over the six months following the date of the agreement. Marc B. Crossman and Samuel J. Furrow, Jr., who are each a member of our board, are the managing members of J&M Interests, which is a controlling member of Glenbrook.

Teng Advances

         During our fiscal year 2003, Andy Teng, then our chief executive officer and majority stockholder, advanced approximately $1,706,000 to us. We repaid approximately $706,000 of those advances during 2003. In January 2004, we repaid an additional $500,000 of the advances. These repayments were in violation of certain restrictions under our then existing line of credit. In addition, the payments were in violation of a subordination agreement that Mr. Teng executed for the benefit of the bank with whom we had the line of credit. Mr. Teng repaid us $500,000 in February 2004. We paid Mr. Teng interest on the outstanding advances at the rate of 3.5% per annum. Our total interest expense related to these advances was approximately $18,000 for 2003. The outstanding advances of $1,000,000 are due upon demand by Mr. Teng. During March 2004, we received a demand from Mr. Teng, for repayment of such outstanding advances. We are currently in negotiations with Mr. Teng regarding the amount and timing of repayment of the outstanding advances.

Shyu Loan

         In August 2001, we loaned Richard Shyu, our President and a member of our board, a total of $100,000. The loan accrues interest at the rate of 5.00% per annum and is payable in 48 equal monthly installments of $2,302.93. On March 24, 2004, our board voted to forgive the payment of a total of $26,762.08 in installments that Mr. Shyu did not pay in late 2002 and 2003. We treated that forgiveness of debt as a bonus payment to Mr. Shyu in 2003.

                          DESCRIPTION OF CAPITAL STOCK

         Immediately following the consummation of this offering, our authorized capital stock will consist of 50,000,000 shares of common stock, par value $0.03 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our board. As of April 5, 2004, there were 18,942,808 shares of common stock outstanding that were held of record by approximately 120 stockholders. Upon completion of this offering, there will be 24,208,208 outstanding shares of common stock, assuming the exercise of the warrants held by the selling stockholders and the conversion of 884,000 shares of our preferred stock, 466,000 outstanding shares of preferred stock and options and warrants to purchase 6,437,744 shares of common stock. The following description of our capital stock does not purport to be complete and is subject to and qualified by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

         Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that may be declared by our board. Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock have no preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are, and the shares of common stock to be issued in the offering will be, upon payment therefor, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Preferred Stock

         Our board may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders. As of April 5, 2004, we had outstanding 1,350,000 validly issued, fully paid and non-assessable shares of Series A Preferred Stock. Therefore, we have 3,650,000 shares of undesignated preferred stock available for issuance.

         One of the effects of undesignated preferred stock may be to enable our board to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

         o        restricting dividends on the common stock;

         o        diluting the voting power of the common stock;

         o        impairing the liquidation rights of the common stock; or

         o delaying or preventing a change in control without further action by the stockholders.

Limitation of Liability of Officers and Directors

         Our certificate of incorporation, as amended, limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate our rights, and the rights of our stockholders, through stockholders' derivative suits on behalf of us, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, our directors will be personally liable to us and our stockholders for monetary damages if they acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from their actions as directors. In addition, our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We also maintain directors and officers insurance.

Delaware Anti-Takeover Law

         We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation may not engage in business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term "business combination" to include mergers, asset sales and other transactions in which the interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders. This provision has an anti-takeover effect with respect to transactions not approved in advance by our board, including discouraging takeover attempts that might result in a premium over the market price for the shares of our market price. With approval of our stockholders, we could amend our certificate of incorporation in the future to avoid the restrictions imposed by this anti-takeover law.

Transfer Agent and Registrar

         The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus will be passed upon for our company by Akin Gump Strauss Hauer & Feld LLP.

                                     EXPERTS

         Our audited consolidated financial statements for the fiscal years ended December 31, 2002 and December 31, 2003, appearing in this prospectus and the related registration statement have been audited by Corbin & Company, LLP, independent accountants, as set forth in their report on our audited consolidated financial statements appearing elsewhere in this prospectus and the related registration statement, and are included in reliance upon their report given upon the authority of Corbin & Company, LLP as experts in accounting and auditing.

         Our audited consolidated statements of operation, stockholders' equity and cash flows for the fiscal year ended December 31, 2001, appearing in this prospectus and the related registration statement have been audited by Singer Lewak Greebaum & Goldstein LLP, independent accountants, as set forth in their report on our audited consolidated financial statements appearing elsewhere in this prospectus and the related registration statement, and are included in reliance upon their report given upon the authority of Singer Lewak Greebaum & Goldstein LLP as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedule, may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C., and copies of all or any part of it may be obtained from that office after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a Web site that contains reported, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

         We intend to provide our stockholders with annual reports containing financial statements audited by an independent public accounting firm and quarterly reports containing unaudited financial data for the first three quarters of each year.

                           NORTHGATE INNOVATIONS, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               Page
                                                                                                               ----
Independent Auditors' Reports...................................................................................F-2

Consolidated Balance Sheets as of December 31, 2003 and December 31, 2002.......................................F-4

Consolidated Statements of Operations for the years ended December 31, 2003, 2002 and 2001......................F-5

Consolidated Statements of Stockholders' Equity for the years ended
December 31, 2003, 2002 and 2001................................................................................F-6

Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001......................F-7

Notes to Consolidated Financial Statements......................................................................F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Northgate Innovations, Inc.:

         We have audited the accompanying consolidated balance sheets of Northgate Innovations, Inc. and subsidiaries (the "Company") as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. In connection with our audits, we have also audited the related consolidated financial statement schedule for the years ended December 31, 2003 and 2002. These consolidated financial statements, and the consolidated financial statement schedule, are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the consolidated financial statement schedule based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Northgate Innovations, Inc. as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related consolidated financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein for the years ended December 31, 2003 and 2002.

                                       /s/ CORBIN AND COMPANY LLP

Irvine, California
March 26, 2004

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
Northgate Innovations, Inc.
(formerly known as Mcglen Internet Group, Inc.)
City of Industry, California

We have audited the statements of operation, stockholders' equity, and cash flows of Northgate Innovations, Inc. (formerly known as LAN Plus Corporation) for the year ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows of Northgate Innovations Inc. (formerly LAN Plus Corporation) for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
April 12, 2002

                           NORTHGATE INNOVATIONS, INC.
                           CONSOLIDATED BALANCE SHEETS
                      (In thousands, except per share data)

                                                                                         December 31,
                                                                          -------------------------------------------
ASSETS                                                                           2003                   2002
                                                                          -------------------    --------------------
Current assets:
     Cash and cash equivalents                                          $            464        $           1,983
     Restricted certificates of deposit                                                -                    1,016
     Marketable securities                                                             -                      490
     Accounts receivable, net of allowance for doubtful accounts
       of $911 and $280 in 2003 and 2002, respectively                             6,597                    2,898
     Inventories, net                                                              3,480                    3,178
     Prepaid expenses and other current assets                                       573                      560
                                                                         ---------------         ----------------
         Total current assets                                                     11,114                   10,125

Equipment, net                                                                       709                      900
Goodwill                                                                           3,492                    4,082
Other assets                                                                          82                       76
                                                                         ---------------         ----------------
         Total assets                                                   $         15,397        $          15,183
                                                                         ===============         ================
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
     Accounts payable                                                   $          5,710        $           3,987
     Accrued expenses                                                                328                      440
     Accrued royalties                                                             1,431                    1,427
     Convertible notes payable                                                       100                      100
     Dividends payable                                                               186                      186
     Advances from ESOP                                                              210                        -
     ESOP interest payable                                                             -                      746
     Note payable to related party                                                 1,000                        -
     Note payable - current portion                                                   16                        -
                                                                         ---------------         ----------------
         Total current liabilities                                                 8,981                    6,886

Note payable, net of current portion                                               1,355                    1,300
Guarantee of ESOP loan payable                                                         -                    7,963
                                                                         ---------------         ----------------
         Total liabilities                                                        10,336                   16,149
                                                                         ---------------         ----------------
Commitments and contingencies

Stockholders' equity (deficit):
     Preferred stock, $0.01 par value; 5,000 shares authorized,
       1,350 shares issued and outstanding in 2003 and 2002,
       liquidation preference of $1,350                                               14                       14
     Common stock, $0.03 par value; 50,000 shares authorized,
       18,943 and 14,943 shares issued and outstanding in
       2003 and 2002, respectively                                                   568                      448
     Additional paid-in capital                                                   14,572                    3,953
     Accumulated other comprehensive loss                                              -                       (7)
     (Accumulated deficit) retained earnings                                      (3,530)                   1,189
                                                                         ----------------        ----------------
                                                                                  11,624                    5,597
     Less: unearned ESOP shares                                                   (6,563)                  (6,563)
                                                                         ---------------         ----------------
         Total stockholders' equity (deficit)                                      5,061                     (966)
                                                                         ---------------         ----------------

         Total liabilities and stockholders' equity                     $         15,397        $          15,183
                                                                         ===============         ================

           See accompanying notes to consolidated financial statements

                           NORTHGATE INNOVATIONS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)


                                                                         Years Ended December 31,
                                                       -------------------------------------------------------------
                                                             2003                  2002                 2001
                                                       -----------------      ----------------    ------------------
Net sales                                                      $ 77,046             $ 65,176            $ 73,883

Cost of sales                                                    72,790               58,650              64,872
                                                         --------------       --------------       -------------

          Gross profit                                            4,256                6,526               9,011

Operating expenses (including impairment loss
     on goodwill of $590 in 2003)                                 8,724                8,032               7,273
                                                         --------------       --------------       -------------

Operating (loss) profit                                          (4,468)              (1,506)              1,738
                                                         --------------       --------------       -------------

         Other income (expense)
     Interest expense                                              (598)                (636)               (647)
     Interest income                                                 19                  118                 205
     Other income, net                                              249                  250                 659
                                                         --------------       --------------       -------------

          Total other income (expense), net                        (330)                (268)                217
                                                         --------------       --------------       -------------

(Loss) income before benefit (provision) for
     income taxes                                                (4,798)              (1,774)              1,955

Benefit (provision) for income taxes                                 79                 (489)               (467)
                                                         --------------       --------------       -------------

Net (loss) income                                       $        (4,719)     $        (2,263)     $        1,488
                                                         ==============       ==============       =============

Basic net (loss) income per share                       $         (0.31)     $         (0.16)     $         0.15
                                                         ==============       ==============       =============

Diluted net (loss) income per share                     $         (0.31)     $         (0.16)     $         0.13
                                                         ==============       ==============       =============

Shares used in computing basic net (loss)
  income per share                                               15,184               13,928               9,854
                                                         ==============       ==============       =============

Shares used in computed diluted net (loss)
  income per share                                               15,184               13,928              11,305
                                                         ==============       ==============       =============


           See accompanying notes to consolidated financial statements

                           NORTHGATE INNOVATIONS, INC.
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                             AND COMPREHENSIVE LOSS
                                 (In thousands)

                                                                       Accumulated                           Total
                       Preferred Stock      Common Stock    Additional    Other     Unearned             Stockholders' Comprehensive
                      -----------------  -----------------   Paid-in   Comprehensive  ESOP      Retained     Equity       Income
                       Shares   Amount    Shares   Amount    Capital      Loss       Shares     Earnings    (Deficit)     (Loss)
                      -------- --------  -------- --------  ---------    -------    --------   ----------   ---------    --------
Balance at
 December 31, 2000      1,350  $    14     9,854  $   296   $    520    $(1,020)    $(7,964)   $   2,545    $ (5,609)

Unrealized gain on
 marketable securities      -        -         -        -          -        524           -            -         524     $   524

Dividends declared on
 allocated ESOP shares      -        -         -        -          -          -           -         (285)       (285)          -

Release of ESOP shares      -        -         -        -          -          -       1,189            -       1,189           -

Decrease in value of
 released ESOP shares       -        -         -        -       (249)         -           -         (296)       (545)          -

Net income                  -        -         -        -          -          -           -        1,488       1,488       1,488
                      -------- --------  -------- --------  ---------    -------    --------   ----------   ---------    --------

Total comprehensive
 income                                                                                                                  $ 2,012
                                                                                                                         =======

Balance at
 December 31, 2001      1,350       14     9,854      296        271       (496)     (6,775)       3,452      (3,238)

Unrealized gain on
 marketable securities      -        -         -        -          -        489           -            -         489     $   489

Shares issued in
 recapitalization           -        -     5,079      152      3,884          -           -            -       4,036           -

Shares issued to
 consultant                 -        -        10        -         10          -           -            -          10           -

Adjustment to prior
 year's decrease in
 value of released
 ESOP shares                -        -         -        -       (212)         -         212            -           -           -

Net loss                    -        -         -        -          -          -           -       (2,263)     (2,263)     (2,263)
                      -------- --------  -------- --------  ---------    -------    --------   ----------   ---------    --------

Total comprehensive
 loss                                                                                                                    $(1,774)
                                                                                                                         =======

Balance at
 December 31, 2002      1,350       14    14,943      448      3,953         (7)     (6,563)       1,189        (966)

Change in unrealized
 gain on marketable
 securities                 -        -         -        -          -          7           -            -           7     $     7

Release of guarantee
 of ESOP loan payable       -        -         -        -      9,114          -           -            -       9,114           -

Sale of common shares       -        -     4,000      120        880          -           -            -       1,000           -

Stock-based compensation-
  warrants issued to new
  investor group            -        -         -        -        625          -           -            -         625           -

Net loss                    -        -         -        -          -          -           -       (4,719)     (4,719)     (4,719)
                      -------- --------  -------- --------  ---------    -------    --------   ----------   ---------    --------

Total comprehensive
 loss                                                                                                                    $(4,712)
                                                                                                                         =======

Balance at
 December 31, 2003      1,350  $    14    18,943  $   568   $ 14,572    $     -     $(6,563)   $  (3,530)   $  5,061
                      ======== ========  ======== ========  =========   ========    ========   ==========   =========

          See accompanying notes to consolidated financial statements

                           NORTHGATE INNOVATIONS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                         Years Ended December 31,
                                                       -------------------------------------------------------------
                                                             2003                  2002                 2001
                                                       -----------------      ----------------    ------------------
Net (loss) income                                       $        (4,719)       $      (2,263)      $       1,488
Cash flows from operating activities:
   Adjustments to reconcile net (loss) income to net
     cash (used in) provided by operating activities:
       Depreciation and amortization                                331                  282                 158
       Impairment of goodwill                                       590                    -                   -
       Realized and permanent (gains) losses on
         marketable securities                                     (285)                 928                   -
       Gain on debt settlement                                        -                  (50)                  -
       Stock issued for services                                    625                   10                   -
       Provision for losses on accounts receivable                  631                   30                 661
       Gain on sale of fixed assets                                  (5)                   -                   -
       Release of shares to ESOP                                      -                    -                 903
       Decrease in fair value of released ESOP shares                 -                    -                (545)
       Deferred taxes                                                 -                  858                  15
       Changes in operating assets and liabilities:
            Accounts receivable                                  (4,330)               6,782              (5,758)
            Inventories                                            (302)               1,114              (1,320)
            Prepaid expenses and other current assets               (13)                (350)                216
            Other assets                                             (6)                 (46)                  8
            Accounts payable                                      1,723               (6,633)              5,675
            Accrued expenses                                       (112)                (910)                709
            Income taxes payable                                      -                 (388)              1,053
            Dividends payable                                         -                    -                 186
            ESOP interest payable                                   405                  468                (536)
            Advances to Mcglen                                        -                 (307)               (845)
            Accrued royalties                                         4               (3,572)              1,467
                                                         --------------       --------------       -------------
   Net cash (used in) provided by operating activities           (5,463)              (4,047)              3,535
                                                         --------------       --------------       -------------
Cash flows from investing activities:
   Proceeds from sale of fixed assets                                33                    -                   -
   Purchase of investment                                             -                 (200)                  -
   Sale of investment                                                 -                  200                   -
   Purchases of equipment                                          (168)                (337)               (511)
   Proceeds from sale of marketable securities and
       redemption of certificates of deposit                      1,798                3,231              21,188
   Purchases of marketable securities and
       certificates of deposit                                        -               (4,110)            (19,205)
   Acquisition of Mcglen, net of cash acquired                        -                  108                   -
                                                         --------------       --------------       -------------
   Net cash provided by (used in) investing activities            1,663               (1,108)              1,472
                                                         --------------       --------------       -------------
Cash flows from financing activities:
   Net payments on line of credit                                     -                  (40)                  -
   Note payable to bank                                              71                    -                   -
   Borrowings from related party                                  1,706                    -                   -
   Repayment on borrowings from related party                      (706)                   -                   -
   Payment on ESOP debt                                               -                    -                (617)
   Advances from ESOP                                               210                    -                   -
   Sale of common stock                                           1,000                    -                   -
   Dividends paid on preferred stock                                  -                    -                 (96)
                                                         --------------       --------------       -------------
   Net cash provided by (used in) financing activities            2,281                  (40)               (713)
                                                         --------------       --------------       -------------
Net change in cash and cash equivalents                          (1,519)              (5,195)              4,294
Cash and cash equivalents, beginning of year                      1,983                7,178               2,884
                                                         --------------       --------------       -------------
Cash and cash equivalents, end of year                  $           464        $       1,983       $       7,178
                                                         ==============       ==============       =============

           See accompanying notes to consolidated financial statements

                           NORTHGATE INNOVATIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION
-----------------------------------------------

The accompanying consolidated financial statements include the accounts of Northgate Innovations, Inc. (formerly Mcglen Internet Group, Inc.) and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.

We are a Delaware corporation headquartered in the City of Industry, California. We are a developer, manufacturer and distributor of innovative PCs, peripherals, software and over 100,000 computer products. We specialize in selling computers through television shopping networks, mail order catalog companies and large electronic chain stores as well as targeting specific business-to-business and business-to-consumer markets through the Internet to customers principally in the United States. We are organized and operate as one business segment.

In December 2003, an investor group acquired a majority of our outstanding common stock and appointed a majority of the members of our board of directors. In connection with this transaction, we sold 4,000,000 shares of our stock to this investor group at $0.25 per share, or $1,000,000. Also in connection with this transaction, we agreed to issue warrants to a member of the investor group to purchase 2,500,000 shares of our stock for certain consulting services to be provided for six months following the stock purchase. The warrants are to be issued in three equal installments of 833,333, the first of which occurred on December 9, 2003. The warrants are exercisable over a five-year period at $0.50 per share (see Note 12). Since the change in control was only 50.5% on a fully diluted basis, "push-down accounting" treatment does not apply. Therefore we accounted for the acquisition on a historical basis and did not apply purchase accounting.

In January and February of 2004, our new board of directors employed new members of our management team, including a new chief executive officer. Under the direction of our restructured management team, we began implementing a new strategic focus designed to complement our existing business. We are now developing a business plan to launch a hardware and software offering targeted at what we believe is an underserved segment of the personal computer and Internet market.

Our new product initiative will require significant capital to fund operating expenses, including research and development expenses and sales and marketing expenses, capital expenditures and working capital needs until we achieve positive cash flows from that initiative. We expect to seek between $10,000,000 and $15,000,000 in external equity financing by the end of our current fiscal year to fund our new product initiative. We have yet to enter into discussions with potential investors regarding the terms of any such equity financing. We also expect to seek a new revolving credit facility of between $5,000,000 and $10,000,000 with a commercial bank to fund the working capital needs of our current operations and our new product initiative. We have contacted several commercial banks regarding a revolving credit facility, but we do not currently have any binding commitments regarding such a facility. We cannot give any assurance that any additional financing will be available, that we can ever achieve positive operating cash flows from our new product initiative or that we will have sufficient cash from any source to meet our needs. It is possible that we will exhaust all available funds before we reach positive cash flow from our new product initiative. If we are not able to raise sufficient external financing, we will have to curtail our efforts to implement our new product initiative.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Use of Estimates
----------------

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that

                          NORTHGATE INNOVATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------

affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the recorded amount of revenues and expenses during the reporting periods. On an on-going basis, we evaluate our estimates including but not limited to, those related to (i) the allowance for doubtful accounts receivable,
(ii) allowance for inventories, (iii) sales allowances, (iv) useful life or impairment of intangible assets, (v) deferred tax asset valuation allowances and
(vi) royalty and litigation settlements accrual. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and such differences may be material to the consolidated financial statements.

Cash and Cash Equivalents
-------------------------

Cash and cash equivalents consist of cash on hand, cash on deposit and all highly liquid investments with original maturities at the date of purchase less than three months. Cash equivalents consist primarily of cash deposited in money market accounts. While our cash and cash equivalents are on deposit with high quality FDIC insured financial institutions, at times, deposits exceed insured limits. We have not experienced any losses in such accounts.

Restricted Certificates of Deposit
----------------------------------

At December 31, 2002, certain of our certificates of deposit with a bank were held as collateral against letters of credit issued by the bank to one of our primary suppliers. In 2003, we sold the certificates of deposit upon the expiration of the letter of credit.

Marketable Securities
---------------------

Marketable securities are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain
Investments in Debt and Equity Securities." This standard requires us to classify and account for investments in equity securities that have readily determinable fair values and all debt securities as follows: (1) debt securities that we have the intent and the ability to hold to maturity are classified as held-to-maturity securities and are reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near-term are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings; and (3) debt and equity securities not classified as held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. At December 31, 2002 our marketable securities were classified as available-for-sale.

In the fourth quarter of 2002, we reviewed our marketable securities portfolio for permanent impairment. Due to the overall decline in the stock and bond markets from when we purchased the investments, as well as specific factors affecting individual investments within the portfolio, we recorded an "other than temporary" loss of $827,000 on our marketable securities portfolio. This loss is included in other income in the consolidated statement of operations for the year ended December 31, 2002. In 2003, we sold all of our marketable securities, generating a realized gain of $285,000.

                           NORTHGATE INNOVATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------

Fair Value of Financial Instruments
-----------------------------------

The carrying value of certain of our financial instruments, consisting primarily of cash equivalents, receivables, accounts payable and accrued expenses, approximates fair value due to the short-term nature of these agreements. The fair value of the note payable to related party is not determinable as the transaction is with a related party. The fair value of the other notes payable are not determinable because either equivalent instruments are difficult to locate or the note is in default.

Inventories
-----------

Inventories are stated at the lower of cost or market. Cost is determined using average cost. Inventory costs include raw materials, labor and overhead. Provisions, when required, are made to reduce excess and obsolete inventories to their estimated net realizable value.

From time to time we also maintain at our facilities consigned inventory that remains the property of the vendors supplying the inventory ("consigned inventory") until such time as we elect to use the inventory. At the time that we elect to use the consigned inventory, the cost of such inventory is reflected in our inventory accounts and a corresponding account payable to the vendor is recorded.

Equipment
---------

Equipment is stated at cost and depreciated using the straight-line method based over the estimated useful lives of the respective assets, which range from three to five years. Leasehold improvements are stated at cost and amortization is computed using the straight-line method over the shorter of the useful life of the asset or the term of the lease. Upon retirement or disposition of equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Goodwill and Other Intangible Assets
------------------------------------

We have adopted SFAS No. 142 "Goodwill and Other Intangible Assets." Under SFAS No. 142, goodwill associated with acquisitions consummated after June 30, 2001 is not to be amortized, and effective January 1, 2002, goodwill and other intangible assets with indefinite lives are no longer subject to periodic amortization but are instead reviewed annually for impairment, or more frequently if impairment indicators arise. We decided to perform an impairment test on goodwill at December 31, 2003. We determined that $590,000 of the recorded goodwill balance was impaired and was written down (see Note 5). There can be no assurance however, that market conditions will not change or demand for our services will continue, which could result in impairment of goodwill and other intangible assets in the future.

Identifiable assets and liabilities acquired in connection with business combinations accounted for under the purchase method are recorded at their respective fair values. Deferred income taxes have been recorded to the extent of differences between the fair value and the tax basis of the assets acquired and liabilities assumed.

                           NORTHGATE INNOVATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------

Long-Lived Assets
-----------------

In the event that facts and circumstances indicate that equipment or other long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment charge is necessary. The amount of long-lived asset impairment, if any, is charged to operations in the period in which long-lived asset impairment is determined. At December 31, 2003, we believe there is no impairment of our long-lived assets. There can be no assurance however, that market conditions will not change or demand for our services will continue, which could result in impairment of long-lived assets in the future.

Concentrations
--------------

Financial instruments that potentially subject us to a concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. Sales are primarily concentrated in the United States and we have primarily offered consumers personal computers and related products through distribution channels that include large electronic and office supply retailers, television shopping networks and mail order catalogues. We perform credit evaluations on our customers and we provide allowances for potential credit losses and product sales returns. Some key components included in our line of products are currently available only from single or limited sources. The loss of a major customer or the inability of one or more of our suppliers to meet our demand for components in a timely and cost-effective manner could have a material adverse impact on our financial condition or results of operations.

For the years ended December 31, 2003, 2002 and 2001, three customers accounted for approximately 48.2%, 54.4% and 66.5%, respectively, of total sales. At December 31, 2003 and 2002, $4.1 million and $1.5 million, respectively, of accounts receivable related to these customers. We believe other customers could be located which would purchase merchandise on comparable terms; however, the establishment of new customer relationships could take several months.

In addition to the customers mentioned above, sales to Mcglen, with whom the Company merged in March 2002, were $8.9 million for the year ended December 31, 2001.

For the years ended December 31, 2003, 2002 and 2001, one supplier accounted for 11.2%, 15.6% and 10.2%, respectively, of total purchases. Management believes that other suppliers could provide similar merchandise on comparable terms.

We had an Internet access and portal co-marketing agreement with Microsoft Corporation and the Microsoft Network (MSN) to provide Internet access to our end users, for which we paid MSN a royalty. Under the agreement, MSN also had the obligation to pay us for our end users that continued as subscribers to MSN. This agreement was terminated in July 2001. During the fourth quarter of 2002, we revised our estimate for accruals related to our liability for the royalties to MSN, resulting in recognition of other income of approximately $1,000,000. We have maintained an accrual balance of $1,400,000 related to this program pending final settlement of the matter with Microsoft and MSN.

Revenue Recognition
-------------------

We derive revenue primarily from sales of our personal computers, and to a lesser extent, from software, peripherals and accessories. Generally, we will recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collection is probable. We record discounts provided to resellers for achieving purchasing targets as a reduction of revenue on the date of sale.

For sales of merchandise owned and warehoused by us, we recognize revenue when title to products sold has transferred to the customer in accordance with shipping terms. We also sell merchandise from suppliers on a "drop-ship" basis. We take title to this merchandise from the time it is shipped by the supplier until the time it is received by the customer.

                           NORTHGATE INNOVATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------

Accounting for Shipping and Handling Revenue, Fees and Costs
------------------------------------------------------------

We classify amounts billed for shipping and handling as revenue in accordance with Emerging Issues Task Force ("EITF") Issue No. 00-10 "Accounting for Shipping and Handling Fees and Costs." Shipping and handling fees and costs are included in cost of sales.

Merchandise Return and Warranty Policy
--------------------------------------

We warranty our products for one year following the sale. The majority of the products used in the production of our computers are covered by the original manufacturer's warranties, which are generally one to three years. Other products that we sell are covered by the third-party manufacturer's warranty. We provide allowances for estimated future returns and product warranty (included in accrued expenses) to the customer based on historical experience. While certain of the products we sell are covered by third party manufacturer warranties, we may have products returned by customers the costs of which we may not be able to recover from the manufacturer. Returns of this nature have been immaterial in the past; however, should actual product failure rates increase, or if the manufacturers go out of business or refuse to honor their warranty obligations, we may be forced to cover these warranty costs and the costs may differ from our estimates.

Software Development Costs
--------------------------

In accordance with Statement of Position ("SOP") 98-1 and EITF No. 00-2, internal and external costs incurred to develop internal-use computer software are expensed during the preliminary project stage. Upon reaching technological feasibility the costs are capitalized. During the three years ended December 31, 2003, $0, $162,000, and $52,000, respectively, was expensed for software development costs. We capitalized $0, $32,000 and $331,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Advertising Revenue and Costs
-----------------------------

Advertising revenue is recognized upon receipt of income. Advertising costs are charged to expense as incurred. Net advertising expense (income) was $227,000, $76,000 and $(178,000) for the years ended December 31, 2003, 2002 and 2001, respectively, and is included in operating expenses.

Income Taxes
------------

We follow the provisions of SFAS No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements and tax returns. Deferred tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities, using the enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that deferred tax assets will not be realized.

                           NORTHGATE INNOVATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------

Stock-Based Compensation
------------------------

We have adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires disclosure of the compensation cost for stock-based incentives granted after January 1, 1995 based on the fair value at grant date for awards. At December 31, 2003, we have two stock-based employee compensation plans, which are described more fully in Note 10. We account for these plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost related to these plans is reflected in the statement of operations, as all options granted under those plans had exercise prices equal to the market value of the underlying common stock on the dates of grant. The following table illustrates the effect on net income and earnings per share if we had applied the minimum value recognition provisions of SFAS No. 123 to stock-based employee compensation (amounts in thousands, except per share data):

                                                                         Years Ended December 31,
                                                       -------------------------------------------------------------
                                                             2003                  2002                 2001
                                                       -----------------      ----------------    ------------------
Net (loss) income, as reported                          $       (4,719)       $      (2,263)      $       1,488

Deduct:
     Total stock-based compensation expense under
       fair value based method for all awards, net of
       related tax effects                              $          (16)                 (56)                  -
                                                        --------------       --------------       -------------

Pro form net (loss) income                              $       (4,735)      $       (2,319)      $       1,488
                                                        ==============       ==============       =============

Basic EPS - as reported                                 $        (0.31)      $        (0.16)      $        0.15
                                                        ==============       ==============       =============
Diluted EPS - as reported                               $        (0.31)      $        (0.16)      $        0.13
                                                        ==============       ==============       =============
Basic EPS - pro forma                                   $        (0.31)      $        (0.17)      $        0.15
                                                        ==============       ==============       =============
Diluted EPS - pro forma                                 $        (0.31)      $        (0.17)      $        0.13
                                                        ==============       ==============       =============

         In accordance with SFAS No. 123, during 2003 we recorded approximately $625,000 in compensation expense related to warrants to purchase 2,500,000 shares of our common stock that we issued to a member of the new invesetor group. The compensation expense is included in operating expenses in the accompanying consolidated statement of operations (see Note 12).

                           NORTHGATE INNOVATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------

401(k) Plan
-----------

We offer a 401(k) plan that covers all full time employees who are not a covered by a collective bargaining agreement. Employees are eligible for the plan following one year of service. We made matching contributions to participants equal to 50% of the first 6% of the employee's contribution through June 2001. Expenses relating to the 401(k) plan were approximately $1,800, $8,000 and $19,000 for the years ended December 31, 2003, 2002, and 2001, respectively.

Net Income (Loss) Per Share
---------------------------

Basic net income (loss) per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding during the reported periods. Diluted net income (loss) per share reflects the potential dilution that could occur if other commitments to issue common stock were exercised. Each share of ESOP preferred stock is convertible into 3.12828 shares of common stock. Allocated ESOP shares (including shares released for allocation) are considered dilutive for all periods presented. The computation of basic and diluted shares outstanding is as follows for the years ended December 31 (in thousands):

                                                                         Years Ended December 31,
                                                       -------------------------------------------------------------
                                                             2003                  2002                 2001
                                                       -----------------      ----------------    ------------------
Weighted average shares - basic                                  15,184               13,928               9,854
Effect of dilutive shares                                             -                    -               1,451
                                                         --------------       --------------       -------------

Weighted average shares - dilutive                               15,184               13,928              11,305
                                                         ==============       ==============       =============

Since we reported losses for fiscal 2003 and 2002, basic and diluted weighted average shares are the same for those years, as the effect of stock options and warrants per share are anti-dilutive and thus not included in the diluted loss per share calculation. Additional potential dilutive shares are 1,849,759 and 1,451,000 at December 31, 2003 and 2002, respectively.

Product Licenses
----------------

From time to time, we receive notices from companies and individuals asserting exclusive patent, copyright, trademark or other intellectual property rights to technologies or marks that are important to the technology industry and/or our business. We evaluate each claim relating to its products and, if appropriate, seek a license to use the protected technology. The licensing agreements generally do not require the licensor to assist us in duplicating its patented technology nor do these agreements protect us from trade secret, copyright or other violations by us, or our suppliers in developing or selling these products. We record liabilities when claims asserted are probable and such costs to us can be estimated. No such costs have been recorded at December 31, 2003 or 2002.

Comprehensive Income
--------------------

We have adopted SFAS No. 130, "Reporting Comprehensive Income." This statement established standards for the reporting of comprehensive income and its components. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. For the years ended December 31, 2003, 2002 and 2001, the difference between net income (loss) and comprehensive net income (loss) relates to unrealized gains on available-for-sale securities of $7,000, $489,000 and $524,000, respectively.

                           NORTHGATE INNOVATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------

New Accounting Pronouncements
-----------------------------

In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. Our adoption of FIN 45 in fiscal 2003 did not have a material impact on our financial position, cash flows or results of operations (see Note 15).

In December 2003, FASB issued Interpretation No. 46R ("FIN 46R") which replaced Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements," to improve financial reporting of special purpose and other entities. In accordance with the interpretation, business enterprises that represent the primary beneficiary of another entity by retaining a controlling financial interest in that entity's assets, liabilities, and results of operations must consolidate the entity in their financial statements. Prior to the issuance of FIN 46R, consolidation generally occurred when an enterprise controlled another entity through voting interests. The disclosure requirements of FIN 46R are effective for financial statements issued after December 31, 2003. The initial recognition provisions of FIN 46R are to be implemented no later than the end of the first reporting period that ends after March 15, 2004. We do not expect FIN 46R to have a material impact on our financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It require that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. Our adoption of SFAS No. 150 in 2003 did not have a material impact on our financial position, cash flows or results of operations.

In November 2002, the EITF reached a consensus on Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables." EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. We do not expect EITF Issue No. 00-21 to have a material effect on our financial position, cash flows or results of operations.

In January 2003, the EITF reached a consensus on Issue No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor." EITF Issue No. 02-16 provides guidance regarding how a reseller of a vendor's products should account for cash consideration received from a vendor. The provisions of EITF Issue No. 02-16 will apply to vendor arrangements entered into after December 31, 2002, including modifications of existing arrangements. Our adoption of EITF 02-16 did not have a material effect on our financial position, cash flows or results of operations.

                           NORTHGATE INNOVATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------

Reclassifications
-----------------

Certain reclassifications have been made to the December 31, 2002 and 2001 financial statements to conform to the December 31, 2003 presentation. These reclassifications had no effect on previously reported net income (loss) for 2002 or 2001.

NOTE 3 - DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS
-------------------------------------------------

Inventories, net consists of the following at December 31 (in thousands):


                                         2003                   2002
                                  -------------------    --------------------

Raw material                       $          2,995        $           2,564
WIP and finished goods                          485                      614
                                    ---------------         ----------------

                                   $          3,480        $           3,178
                                    ===============         ================


Cost and fair market value for available-for-sale securities were as follows at December 31 (in thousands):


                                         2003                   2002
                                  -------------------    --------------------

Adjusted cost                      $              -        $             497
Unrealized losses                                 -                       (7)
                                    ---------------         ----------------

Fair value                         $              -        $             490
                                    ===============         ================


Equipment consists of the following at December 31 (in thousands):


                                         2003                   2002
                                  -------------------    --------------------

Machinery and equipment            $            748        $            708
Software                                        360                     353
Leasehold improvements                          373                     349
Vehicles                                         97                      71
Furniture and fixtures                           80                      80
                                    ---------------         ---------------
                                              1,658                   1,561

Less accumulated depreciation
 and amortization                              (949)                   (661)
                                    ---------------         ---------------

                                   $            709        $            900
                                    ===============         ===============

         Depreciation and amortization expense on equipment was approximately $331,000, $282,000 and $158,000 for the years ended December 31, 2003, 2002 and
2001, respectively.

                           NORTHGATE INNOVATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE 4 - MERGER WITH MCGLEN INTERNET GROUP, INC.
------------------------------------------------

On October 11, 2000, we entered into a definitive merger agreement and plan of merger with Lan Plus Corporation. Lan Plus manufactures branded turnkey computer products and services, with over ten years of operating history. On March 21, 2001, the companies entered into an amended and restated merger agreement that, among other things, eliminated certain conditions to closing contained in the original merger agreement. The amended and restated merger agreement was subsequently amended several times, ending on March 14, 2002. Upon the close of the merger on March 20, 2002, Lan Plus shareholders received approximately 3.128 shares of our common stock for each Lan Plus share they owned, totaling 9,854,000 shares, and owned approximately seventy-five percent (75%), on a fully diluted basis, of our outstanding stock (after taking into account a 10:1 reverse split that took place immediately prior to the close of the merger). Pursuant to the merger agreement, upon close of the merger, our accounts payable to, and advances from, Lan Plus totaling approximately $2.3 million were converted to common stock and the stock was then retired to treasury and cancelled.

Although Lan Plus was merged into our subsidiary, the merger was accounted for as a reverse acquisition since Lan Plus shareholders controlled the combined entity after the merger. As a result, for financial accounting purposes, the merger is treated as a purchase of us by Lan Plus. Therefore, the historical financial statements of Lan Plus are presented for comparison purposes for all periods presented.

After the 10:1 reverse stock split, Mcglen stockholders held 5,079,000 shares of our $0.03 par value common stock. For accounting purposes, the shares retained by Mcglen stockholders in the merger were valued on Lan Plus' books as an issuance of new shares at $0.788 per share (after the 10:1 reverse stock split and based on the weighted average closing price of the shares just prior to and after the merger date), totaling $4,002,000. In addition, Lan Plus assumed previously issued options and warrants resulting in additional fair value of $34,000.

The following represents the estimated fair value of net assets acquired by Lan Plus in the reverse acquisition at March 14, 2002 (in thousands):

       Cash                                             $             108
       Other current assets                                           539
       Fixed assets                                                    95
       Deferred income taxes                                        1,400
       Goodwill                                                     4,082
       Accounts payable and accrued expenses                         (846)
       Inter-company payables                                      (1,152)
       Notes payable                                                 (190)
                                                         ----------------

                                                        $           4,036
                                                         ================

Deferred income taxes represent our estimate at the time of the merger of Mcglen's net operating loss carryforwards (NOLs) that were expected to be used to offset our future taxable income, after considering limitations imposed on NOLs upon a change in control. As a result of losses generated subsequent to the merger, we recorded a valuation allowance equal to the entire deferred tax balance at December 31, 2003 (see Note 8).

Goodwill represents the excess of the purchase price of Mcglen over the estimated fair value of the tangible assets acquired. We identified no material identifiable intangibles to be recorded related to this purchase in accordance with SFAS No. 141, "Business Combinations."

                           NORTHGATE INNOVATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE 4 - MERGER WITH MCGLEN INTERNET GROUP, INC., continued
-----------------------------------------------------------

On a pro forma basis, the statements of operations would have been as follows for the year ended December 31 2002, if the acquisition had occurred on January 1, 2002 (in thousands, except per share data) (unaudited):

       Net sales                                $     69,615
       Gross profit                                    7,030
       Loss before taxes                               1,832
       Net loss                                 $     (2,321)
                                                =============
       Net loss per share                       $      (0.16)
                                                =============

NOTE 5 - GOODWILL IMPAIRMENT
----------------------------

In response to uncertain macroeconomic conditions, deteriorating margins and significant operating losses in 2003 and in connection with the employment of the new management team and the addition of new members to our board of directors (see Note 1), we initiated a strategic review of our core business and began to develop a new business plan to launch a hardware and software offering targeted at what we believe is an untapped segment of the personal computer and Internet market. The strategic review triggered an impairment evaluation of the intangible assets related to the Mcglen acquisition. Based on a valuation prepared by an independent third party appraisal company, we recorded a write-down of these intangible assets totaling $590,000.

The following represents the changes in the goodwill balance for the three years ended December 31, 2003 (in thousands):

       Goodwill, January 1, 2001 and 2002                        $         -
       Goodwill recorded from Mcglen transaction
        (see Note 4)                                                   4,082
                                                                      ------
       Balance, December 31, 2002                                      4,082

       Impairment of goodwill                                          (590)
                                                                      ------

       Balance, December 31, 2003                                $     3,492
                                                                 ===========

NOTE 6 - LINE OF CREDIT
-----------------------

At December 31, 2003, we had a $2,500,000 line of credit with a bank. The line of credit, provided for borrowings secured by substantially all of our assets and was guaranteed by our former chief executive officer. Borrowings under the line were advanced based upon 70% of eligible accounts receivable, as defined, less any letters of credit issued on our behalf, and a $200,000 holdback for potential chargebacks on credit cards processed. Advances under the line bore interest at the bank's prime rate (4.0%) plus 0.75% (a total of 4.75% at December 31, 2003). The line contained certain restrictive covenants (as defined) that required us to maintain profitability in the third and fourth quarter of 2002, a minimum of $4.25 million of tangible net worth, a current ratio of at least 1.2:1, working capital of at least $2.5 million, and limits the capital expenditures we could make in any one year to $750,000. As of December 31, 2003 the Company was not in compliance with the financial covenants contained in the loan agreement, but had obtained a forbearance agreement from the bank. At December 31, 2003, we had no balance outstanding under this line.

                           NORTHGATE INNOVATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE 6 - LINE OF CREDIT, continued
----------------------------------

The line expired in January 2004. In February 2004 we entered into a purchase and sale agreement with a financial institution. Under the terms of that agreement, we may assign certain of our accounts receivable to the financial institution for immediate cash in the amount of 75% of the assigned receivables. We also receive a portion of the remaining balance of the assigned accounts receivable, depending on how soon after assignment the financial institution receives payment on those accounts. We expect to keep this financing purchase line in place until we can obtain another revolving credit facility of between $5 million and $10 million with a commercial bank to fund the working capital needs of our current operations and any new product initiatives. We have contacted several commercial banks regarding a revolving credit facility, but we do not currently have any binding commitments regarding such a facility.

In September 2002, we reached a settlement with the holder of the Mcglen line of credit whereby we repaid $40,000 of the $90,000 due under the line. The resulting gain of $50,000 is included in other income for the year ended December 31, 2002.

NOTE 7 - NOTES PAYABLE
----------------------

At December 31, 2003, we had a $1,300,000 note payable to an individual. Interest on the note is payable monthly at 9% and the note is due January 1, 2005. Accrued but unpaid interest of approximately $185,000 and $58,000 is included in accrued expenses at December 31, 2003 and 2002, respectively.

Two installment loans totaling approximately $71,000 were also outstanding at December 31, 2003, collateralized by company-owned vehicles.

Maturities of long-term debt are as follows (in thousands):

        Years Ending October
                 31,
       ------------------------

              2004                                      $              16
              2005                                                  1,316
              2006                                                     17
              2007                                                     18
              2008                                                      4
                                                         ----------------

                                                        $           1,371
                                                         ================

At December 31, 2003, we also had $100,000 of convertible notes payable to an individual, dated June 18, 1999. Interest was payable at 10% per annum through December 18, 2000 and is payable at 12% thereafter. The note and accrued interest were due December 18, 2000. The note is convertible at $20.00 per share and is currently in default. Management has held settlement discussions with the note holder but has been unable to reach a settlement for payment.

                           NORTHGATE INNOVATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE 8 - INCOME TAXES
---------------------

The components of the income tax provision (benefit) were as follows (in thousands):

                                       Years Ended December 31,
                     -----------------------------------------------------------
                           2003                  2002                 2001
                     -----------------      ----------------    ----------------

       Current        $           (79)     $          (369)     $          452
       Deferred                     -                  858                  15
                       --------------       --------------       -------------

                      $           (79)     $           489      $          467
                       ==============       ==============       =============

         For the years ended December 31, 2003, 2002 and 2001, income tax expense differed from the amounts computed applying the federal statutory rate of 34% to pre-tax income (loss) as follows (in thousands):

                                                                         Years Ended December 31,
                                                       -------------------------------------------------------------
                                                             2003                  2002                 2001
                                                       -----------------      ----------------    ------------------
Computed "expected" tax expense (benefit)               $        (1,631)     $          (603)     $          665
(Decrease) increase in income taxes resulting
  from expenses not deductible for tax purposes                      55                   47                (267)
Release of accrual for change in estimate                             -                 (637)                  -
State and local income taxes, net of federal
  effect                                                           (275)                (104)                 69
Increase in valuation allowance                                   1,772                1,786                   -
                                                         --------------       --------------       -------------

                                                        $           (79)     $           489      $          467
                                                         ==============       ==============       =============

Deferred taxes consist of the following at December 31 (in thousands):


                                           -------------------------------------
                                                  2003                 2002
                                           -------------------  ----------------

         Deferred tax assets:
     Net operating loss carryforward       $       3,061          $     1,443
     Reserves and allowances                         554                  120
     Marketable securities                             -                  197
     Other                                            56                   58
     Less valuation allowance                     (3,558)              (1,786)
                                            ------------           ----------

         Total deferred tax assets                   113                   32
                                            ------------           ----------

         Deferred tax liabilities:
     Fixed assets                                    (16)                 (12)
     State tax                                       (97)                 (20)
                                            ------------           ----------

         Total deferred tax liabilities             (113)                 (32)
                                            ------------           ----------

                                           $           -          $         -
                                            ============           ==========

                           NORTHGATE INNOVATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE 8 - INCOME TAXES, continued
--------------------------------

We have federal and state net operating loss carryforwards of approximately $19 million and $13 million. Utilization of the net operating loss carryforwards is subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation will result in our being able to only utilize $8.6 million and $5.3 million to offset federal and state income, respectively, as of December 31, 2003. The remaining net operating loss carryforwards will go unused. The net operating loss carryforwards will expire at various dates beginning in 2012 through 2023 for federal purposes and 2004 through 2013 for state purposes, if not utilized. As of December 31, 2003 all such loss carryforwards have been reserved, due to the likelihood that such amounts will not be utilized before expiration.

We have an income tax receivable of $464,000 for overpayment on 2002 taxes. This amount is included in prepaid expenses and other assets. During 2002, we revised our estimate for tax accruals related to its 1997 and 1998 tax years, resulting in a tax benefit of $637,000.

NOTE 9 - RELATED PARTY TRANSACTIONS
-----------------------------------

We leased our office/manufacturing facility under a non-cancelable operating lease with our former chief executive officer. The lease was terminated in September 2002. The lease provided for minimum annual rentals and escalations based on increases in real estate taxes and other operating expenses. Rent expense was approximately $445,000, $421,000 and $345,000 for the years ended December 31, 2003, 2002, and 2001 respectively. The amounts for 2002 and 2001 included payments of $258,000 and $345,000, respectively, to our former chief executive officer.

During 2003, our former chief executive officer advanced approximately $1,706,000 to us. We repaid approximately $706,000 during 2003. During January 2004, we repaid $500,000 of the amount owed to our former chief executive officer. These payments were in violation of certain restrictions in connection with our line of credit. In addition, the payments were in violation of a subordination agreement that our former chief executive officer executed for the benefit of the bank. Our former chief executive officer repaid us $500,000 on February 2, 2004. We paid interest on the outstanding advances during the year at the rate of 3.5% per annum. Total interest expense related to these advances was approximately $18,000 for 2003. The outstanding advances of $1,000,000 are due on demand.

NOTE 10 - STOCKHOLDERS' EQUITY
------------------------------

Private Placement
-----------------

On December 9, 2003, we closed a private placement of 4,000,000 shares of our common stock for a purchase price of $0.25 per share, and realized gross proceeds of approximately $1,000,000. The investor in the private placement was a limited liability company, which is controlled by Samuel J. Furrow, Jr. and Marc B. Crossman, each of whom joined our board of directors as a result of that private placement. We used the proceeds of the private placement for working capital needs.

Stock Split
-----------

In connection with the merger with Mcglen in March 2002, we effected a 3.12828 split of our common stock and changed our par value to $0.03 per share. All common shares and per share data have been retroactively adjusted to reflect the stock split and par value change.

Dividends
---------

In December 2001, our board of directors approved a dividend of $1.00 per share for all of our outstanding preferred stock, of which $96,000 was paid in 2001 and was used to service the ESOP debt (see Note 11).

                           NORTHGATE INNOVATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE 10 - STOCKHOLDERS' EQUITY, continued
-----------------------------------------

Employee Stock Option Plans
---------------------------

Terms and conditions of our option plans, including exercise price and the period in which options are exercisable, generally are at the discretion of our board of directors; however, no options may be exercisable for more than five years after date of grant.

In February 2000, our board of directors approved the Mcglen Micro, Inc. 1999 Stock Option Plan for issuance of common stock to eligible participants. On February 28, 2002, our stockholders approved the Mcglen Internet Group, Inc. 2000 Stock Option Plan for issuance of common stock to eligible participants.
The 1999 Plan and the 2000 Plan each provides for the granting of incentive stock options and non-qualified stock options.

Prior to the merger in March 2002 (see Note 4), we had no stock options. The following table summarizes employee stock option activity:

                                                                                        Weighted Average
                                                                Number of Options       Price Per Share
                                                                ------------------     -------------------
    Options issued in reverse acquisition                              102,000            $      6.70
        Granted                                                        518,000                   0.43
        Exercised                                                            -                   -
        Canceled                                                      (38,000)                  (2.80)
                                                                -------------              ----------

    Outstanding at December 31, 2002                                   582,000                   1.37
        Granted                                                              -                   -
        Exercised                                                            -                   -
        Canceled                                                     (370,000)                   1.05
                                                                -------------              ----------

    Outstanding at December 31, 2003                                   212,000            $      2.50
                                                                ==============             ==========

    Exercisable at December 31, 2003                                    95,000            $      5.15
                                                                ==============             ==========

    Weighted average fair value of options
       granted in 2002                                                                    $      0.32
                                                                                           ==========

         The following table summarizes information about our stock options outstanding at December 31, 2003:

                                           Options Outstanding                                   Options Exercisable
                       -------------------------------------------------------------    ---------------------------------------
                            Number          Weighted Average                                 Number
                        Outstanding at          Remaining                                Exercisable at
     Range of            December 31,       Contractual Life      Weighted Average        December 31,       Weighted Average
  Exercise Prices            2003                (Years)           Exercise Price             2003            Exercise Price
--------------------   -----------------    ------------------    ------------------    -----------------    ------------------
      $0.35              155,000                 2.1                $ 0.35                   45,000           $         0.35
      $0.50                9,000                 3.4                  0.50                    2,000                     0.50
      $1.00                8,000                 0.2                  1.00                    8,000                     1.00
 $9.40 to 15.90           40,000                 0.5                 11.67                   40,000                    11.67
 --------------          -------                 ---                 -----              -------------          -------------

 $0.35 to $15.90         212,000                 1.8                $ 2.50                   95,000           $         5.15
 ===============         =======                 ===                 =====              =============          =============

                           NORTHGATE INNOVATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE 10 - STOCKHOLDERS' EQUITY, continued
-----------------------------------------

Pro forma information (see Note 1) regarding net (loss) income and net (loss) income per share is required by SFAS No. 123, and has been determined as if we had accounted for our employee stock purchase plan and employee stock options granted under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model on the date of grant in 2003 and 2002 using the following assumptions: (i) no dividend yield, (ii) average volatility of 333% and 212%, respectively, (iii) weighted average risk-free interest rate of approximately 2.11% and 3%, respectively, and (iv) average expected life of the options of 3 years and 5 years, respectively.

NOTE 11 - EMPLOYEE STOCK OWNERSHIP PLAN
---------------------------------------

On December 1, 1999, we established a leveraged  employee  stock  ownership plan
(ESOP) that covers all of our employees who complete 1,000 or more hours of service in a plan year. To establish the plan, the ESOP borrowed approximately $10,000,000 from Andy Teng, our then chief executive officer and majority shareholder, which the plan then used to purchase all of our outstanding preferred stock (a total of 1,350,000 shares) from Mr. Teng at the then market price, $7.41 per share.

The preferred stock is convertible into common stock at an exchange rate of one share of preferred to 3.12828 shares of common, has a liquidation preference of $1.00 per share, and has certain protective provisions that allow the preferred stockholders to vote on matters that would alter the preferred stockholders rights, privileges, powers or restrictions from those currently granted to the preferred stockholders. We received no funds from this transaction; however, we were required to record the liability on our books as we had guaranteed the ESOP debt, in accordance with the American Institute of Certified Public Accountants Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" (SOP 93-6). Under SOP 93-6, the loan obligation is considered unearned employee benefit expense and, as such, we record it as a reduction to stockholders' equity, "Unearned ESOP shares."

We made annual contributions to the ESOP equal to a minimum of the ESOP's required debt service less dividends received by the ESOP. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. As shares are released from collateral, we report compensation expense equal to the current market price of the shares and the released shares become outstanding for earnings-per-share computations. We recognized compensation expense of $0, $0, and $322,000 for the years ended December 31, 2003, 2002, and 2001, respectively. Dividends on released ESOP shares are recorded as a reduction of retained earnings; dividends on unreleased ESOP shares are recorded as a reduction of debt and accrued interest when paid. ESOP interest expense related to the ESOP note was $405,000, $468,000, and $502,000 for the years ended December 31, 2003, 2002, and 2001, respectively. The ESOP note payable required monthly principal payments of $119,000 commencing January 1, 2000 plus interest at 8% for the first two years. In January 2001, the ESOP renegotiated its note with Mr. Teng, reducing the interest rate from 8% to 6% and lowering the required monthly principal payments from $119,000 to $25,000. The note's maturity date was also extended to December 2009 from January 2006.

                           NORTHGATE INNOVATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE 11 - EMPLOYEE STOCK OWNERSHIP PLAN, continued
--------------------------------------------------

In December 2003, in connection with our change in control (see Note 1), Mr. Teng agreed to release the ESOP from its obligations under the promissory note, thereby releasing us from our guarantee of the ESOP debt. Since the ESOP is under investigation by the United States Department of Labor (DOL) (see Note
14), Mr. Teng has not been able to foreclose on the unreleased shares, as is his right under the ESOP agreement. In addition, Mr. Teng has agreed to indemnify us against any damages, claims, etc. relating to the establishment, operation or termination of the ESOP, including any liability relating to the pending DOL investigation.

In connection with Mr. Teng's release of the ESOP from its obligations under the promissory note, we eliminated the guarantee of ESOP loan payable and ESOP interest payable balances against additional paid-in capital, totaling $9,114,000, as this debt release is considered a contribution of capital to us by Mr. Teng. We anticipate that Mr. Teng will foreclose on the unreleased shares in 2004 when the DOL investigation is completed. At that time, the value of the unearned ESOP shares will also be eliminated against additional paid-in capital.

Preferred shares held by the ESOP at December 31 are as follows (in thousands):


                                           2003                   2002
                                    -------------------    --------------------

Allocated shares                                  464                     464
Shares released for allocation                      -                       -
Unreleased (unearned) shares                      886                     886
                                      ---------------         ---------------

Total ESOP shares                               1,350                   1,350
                                      ===============         ===============

Fair value of unreleased
     (unearned shares)              $          2,494         $            554
                                     ===============          ===============

In the event a terminated ESOP participant desires to sell his or her shares of preferred stock, or for certain employees who elect to diversify their account balances, we may be required to purchase the shares from the participant at their fair market value. During the years ended December 31, 2003, 2002 and 2001, we did not purchase any stock from ESOP participants. In addition, at December 31, 2003, approximately 275,000 shares of preferred stock, with an aggregate fair market value of approximately $774,000, are held by ESOP participants who are eligible to elect their diversification privileges under the ESOP.

At December 31, 2003, we have received advances from the ESOP of $210,000 that are non-interest bearing and due on demand and are reflected as a current liability in the accompanying consolidated balance sheet.

                           NORTHGATE INNOVATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE 12 - WARRANTS
------------------

The following table summarizes our warrant activity:

                                                                Number of Warrants        Weighted Average
                                                                                           Exercise Price
                                                                --------------------     --------------------
Outstanding at January 1, 2002                                          237,000            $    12.50
         Granted                                                        100,000                  1.50
         Exercised                                                            -                  -
         Canceled                                                      (106,000)               (12.50)
                                                                       ---------            ----------

Outstanding and exercisable at December 31, 2002                        231,000                  5.61

         Granted                                                      2,500,000                  0.50
         Exercised                                                            -                      -
         Canceled                                                             -                      -
                                                                    -----------             ----------

Outstanding and exercisable at December 31, 2003                      2,731,000            $     0.93
                                                                    ===========             =========

Weighted average fair value of warrants granted                           2002             $     0.59
                                                                                            =========
                                                                          2003             $     0.25
                                                                                            =========

         The  following  table   summarizes   information   about  our  warrants
outstanding at December 31, 2003:

                                                              Weighted Average
                                       Number of                 Remaining
                                      Outstanding             Contractual Life
          Exercise Price            and Exercisable               (Years)
       ---------------------    ------------------------    --------------------

              $0.50                       2,500,000                 5.0
              $1.50                         100,000                 2.3
              $2.50                          12,000                 2.5
              $5.00                          15,000                 1.2
             $10.00                         104,000                 1.2
                                   ----------------

         $0.50 - $10.00                   2,731,000                4.05
                                   ================

In December 2003, we committed to issue 2,500,000 warrants at $0.25 per share (exercisable through December 2008) to a consultant pursuant to a six-month consulting agreement. As these shares were fully vested and nonforfeitable at the date of the agreement, we measured the value of the entire warrant issuance at December 31, 2003 in accordance with EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling, Goods or Services." As we anticipate receiving no additional benefit from this contract beyond the benefits we received in December 31, 2003, we have determined to record the entire value of the warrants in December 2003. The value was determined in accordance with the Black-Scholes formula under SFAS No. 123, and totaled $625,000. As we have committed to issue all the warrants, we have reflected them as if all warrants were issued in December 2003. Pursuant to the terms of the consulting agreement, 1,666,667 warrants will be issued in 2004.

                           NORTHGATE INNOVATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE 13 - SEGMENT INFORMATION
-----------------------------

SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," requires companies to report financial and descriptive information about its reportable operating segments, including segment profit or loss, certain specific revenue and expense items, and segment assets, as well as information about the revenues derived from our products or services, the countries in which we earn revenues and holds assets, and major customers. SFAS No. 131 also requires companies that have a single reportable segment to disclose information about products and services, information about geographic areas, and information about major customers. SFAS No. 131 requires the use of the management approach to determine the information to be reported. The management approach is based on the way management organizes the enterprise to assess performance and make operating decisions regarding the allocation of resources. It is management's opinion that we have only one reportable segment, and has no concentration of customers in one specific geographic area within the United States. Major customers, as defined, have been discussed in Note 1 above.

NOTE 14 - SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
-----------------------------------------------------------

                                                                         Years Ended December 31,
                                                       -------------------------------------------------------------
                                                             2003                  2002                 2001
                                                       -----------------      ----------------    ------------------
(In thousands)

Cash paid during year ended:
     Interest                                           $           168      $           126      $        1,076
     Income taxes                                       $             -      $           417      $          178

Non-cash investing and financing activities:
     Release of guarantee of ESOP loan payable          $         9,114                    -                   -
     Purchase of Mcglen with our
       common stock                                     $             -      $         4,036      $            -

NOTE 15 - COMMITMENTS AND CONTINGENCIES
---------------------------------------

We lease certain office space and equipment under long term operating lease agreements that expire on various dates through 2006. Minimum annual operating lease commitments at December 31, 2003 are as follows:

                      Year                                  Amount
                      ----                                  ------
                      2004                                 $494,000
                      2005                                  485,000
                      2006                                  483,000
                      ----                                  -------
                     Total                               $1,462,000
                                                         ----------

From time to time, other companies and individuals assert exclusive patent, copyright, trademark or other intellectual property rights to technologies or marks that are important to the technology industry or our business. Certain companies have asserted such rights related to products that we manufacture. We evaluate each claim relating to our products and, if appropriate, seek a license to use the protected technology. The licensing agreements generally do not require the licensor to assist us in duplicating its patented technology nor do these agreements protect us from trade secret, copyright or other violations by us or our suppliers in developing or selling these products. We also may be responsible for any product liability issues that may arise from the sale of its products.

                           NORTHGATE INNOVATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE 15 - COMMITMENTS AND CONTINGENCIES, continued
--------------------------------------------------

We have made certain indemnities and guarantees under which it may be required to make payments to a guaranteed or indemnified party in relation to certain transactions. We have indemnified our directors, officers, employees and agents to the maximum extent permitted under the laws of the State of Delaware. In connection with our facility leases, we have indemnified our lessors for certain claims arising from the use of the facilities. In connection with certain of our debt, management and stock purchase agreements, we have indemnified lenders, buyers and others for certain claims arising from our breach of representations and warranties contained in the corresponding agreements. The duration of the guarantees and indemnities varies, and in many cases is indefinite. These guarantees and indemnities do not provide for any limitation of the maximum potential future payments we could be obligated to make. Historically, we have not been obligated to make any payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying consolidated balance sheet.

On or about December 16, 2002, we were informed that the Pension and Welfare Benefits Administration of the DOL had selected our ESOP for review. The DOL has raised issues regarding the December 1999 transaction between Mr. Teng and the ESOP. In the December 1999 transaction, Mr. Teng sold shares of our common stock to the ESOP in connection with the establishment of the plan. The DOL has indicated that this transaction may have been a prohibited transaction because the purchase price of the shares may have been above fair market value at the time of the transaction, which would require the unwinding or correction of the transaction. Although Mr. Teng is primarily responsible for remedying any prohibited transaction, we may have some liability as a co-fiduciary of the ESOP. However, Mr. Teng has agreed to indemnify us against any costs or damages incurred by us in connection with the DOL investigation. We intend to cooperate with the DOL in connection with its review of our ESOP, and to bring such review to conclusion as quickly as possible.

At this time, we are not involved in any other legal proceedings that our management currently believes would be material to our business, financial condition or results of operations. We could be forced to incur material expenses with respect to these legal proceedings, and in the event there is an outcome in any that is adverse to us, our financial position and prospects could be harmed.

NOTE 16 - SUBSEQUENT EVENTS
---------------------------

On January 15, 2004 we entered into an employment agreement with our chief executive officer for period of two years. In connection with this employment agreement, we granted our chief executive officer an option to purchase 3,309,587 shares of our common stock at $1.01 per share. The term of the option is seven years and the options will vest over a 24-month period starting from the grant date. We did not record any expense as the exercise price was equal to the fair market value of the common stock on the date of grant.

On March 23, 2004, our board of directors adopted the Northgate Innovations, Inc. 2004 Incentive Stock Option Plan, subject to approval by our stockholders within 12 months after adoption. Under the 2004 Plan, we granted options to employees to purchase a total of 2,090,317 shares of common stock. Such options have a term of seven to ten years vesting in 24 monthly installments or four annual installments through February 2006. We did not record any expense as the exercise price was no less than the fair market value of the common stock on the date of grant. However, we may be required to record expense at the time of stockholder approval if the fair market value of the stock on the date of that approval is greater than the exercise prices of the options. The options granted under the 2004 Plan will terminate if our stockholders do not approve the 2004 Plan.

                           NORTHGATE INNOVATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE 16 - SUBSEQUENT EVENTS, continued
--------------------------------------

On March 24, 2004, we granted to employees options to purchase a total of 294,500 shares of common stock, at prices ranging from $0.12 to $0.45 per share, under the 2004 Plan. Such options are vested in varying installments. We will recognize approximately $30,000 of compensation expense under APB 25 in 2004 relating to these options.

NOTE 17 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
-------------------------------------------------------

The following tables contain selected unaudited consolidated quarterly financial data (in thousands, except per share data):

                                                           Quarters Ended
                        ----------------------------------------------------------------------------
                          March 31,          June 30,         September 30,          December 31,
                             2003              2003                2003                  2003               2003
                        ---------------    --------------    -----------------     -----------------    --------------
Net sales                $    20,065    $      17,398     $      17,415          $      22,168        $      77,046
Cost of sales                 19,227           16,773            16,113                 20,677               72,790
                          ----------     ------------      ------------           ------------         ------------

Gross profit                     838              625             1,302                  1,491                4,256
Operating expenses             1,879            1,876             1,696                  3,273                8,724
                          ----------     ------------      ------------           ------------         ------------

Operating (loss) income       (1,041)          (1,251)             (394)                (1,782)              (4,468)
Other income (expense)          (167)            (102)             (125)                    64                 (330)
                          -----------    -------------     -------------          ------------         -------------
Loss before income taxes      (1,208)          (1,353)             (519)                (1,718)              (4,798)
Benefit (provision)
 for income taxes                 79                -                 -                      -                   79
                          ----------    -------------      ------------           ------------         ------------

Net loss                $     (1,129)   $      (1,353)    $        (519)         $      (1,718)       $      (4,719)
                         ===========     ============      ============           ============         ============

Basic loss per share    $      (0.08)   $       (0.09)    $       (0.03)         $        (0.11)      $      (0.31)
                         ===========     ============      ============           ==============       ============

Diluted loss per share  $      (0.08)   $       (0.09)    $       (0.03)         $        (0.11)      $      (0.31)
                         ===========     ============      ============           ==============       ============
Weighted average shares of
  common stock outstanding
     Basic                    14,943           14,943            14,943                 15,900               15,184
                         ===========     ============      ============           ============         ============
     Diluted                  14,943           14,943            14,943                 15,900               15,184
                         ===========     ============      ============           ============         ============

                                                           Quarters Ended
                        ----------------------------------------------------------------------------
                          March 31,          June 30,         September 30,          December 31,
                             2002              2002                2002                  2002               2002
                        ---------------    --------------    -----------------     -----------------    --------------
Net sales                $    19,432    $      15,645     $      18,562          $      11,537        $      65,176
Cost of sales                 17,692           13,005            16,473                 11,480               58,650
                          ----------     ------------      ------------           ------------         ------------

Gross profit                   1,740            2,640             2,089                     57                6,526
Operating expense              2,145            1,941             2,002                  1,944                8,032
                          ----------     ------------      ------------           ------------         ------------

Operating (loss) income         (405)             699                87                 (1,887)              (1,506)
Other income (expense)             5             (372)               36                     63                 (268)
                          ----------     -------------     ------------           ------------         -------------

(Loss) income before
income taxes                    (400)             327               123                 (1,824)              (1,774)

Benefit (provision)
 for income taxes                160             (127)              (45)                  (477)                (489)
                          ----------     -------------     -------------          -------------        -------------

Net income (loss)       $       (240)   $         200     $          78          $      (2,301)       $      (2,263)
                         ===========     ============      ============           =============        ============

Basic income (loss)
 per share              $      (0.02)   $         0.01    $         0.01         $        (0.15)      $      (0.16)
                         ===========     =============     =============          ==============       ============

Diluted income (loss)
 per share              $      (0.02)   $         0.01    $         0.00         $        (0.15)      $      (0.16)
                         ===========     =============     =============          ==============       ============

Weighted average shares of
  common stock outstanding
     Basic                    10,827           14,943            14,943                 14,943               13,928
                         ===========     ============      ============           ============         ============
     Diluted                  10,827           17,133            17,133                 14,943               13,928
                         ===========     ============      ============           ============         ============

         You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this document is current only as of its date.



                             UP TO 15,943,600 SHARES



                           NORTHGATE INNOVATIONS, INC.

                                  COMMON STOCK



                                  ------------

                                   PROSPECTUS

                                  ------------



                                  April 7, 2004

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution


         The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee.................  $ 1,212.00
Accounting fees and expenses........................................  $ 5,000.00
Legal fees and expenses.............................................  $25,000.00
Transfer agent and registrar fees and expenses......................  $ 1,000.00
Miscellaneous expenses..............................................  $ 1,000.00
         Total......................................................  $33,212.00


Item 14. Indemnification of Directors and Officers

         Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any of its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if any such person acted in good faith and in a manner reasonably believed to be in or not opposed to be the best interests of the corporation, and (ii) in connection with any criminal action or proceeding if such person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 145 provides that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in review of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper. Article Ninth of the registrant's Certificate of Incorporation, as amended, requires that the registrant indemnify its directors and officers for certain liabilities incurred in the performance of their duties on behalf of the registrant to the fullest extent allowed by Delaware law.

         The registrant's Certificate of Incorporation, as amended, relieves the directors from personal liability to the registrant or to stockholders for breach of any such director's fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Under Section 102(b)(7) of the Delaware General Corporation Law, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions of the Delaware General Corporation Law imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transaction from which the director derived an improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

         On December 9, 2003, we sold 4,000,000 shares of our common stock to Glenbrook Group, LLC for $0.25 per share, or a total of $1 million, in cash. In connection with that offering, we also entered into a consulting agreement with J&M Interests, LLC, a controlling member of Glenbrook, under which we agreed to issue to J&M Interests warrants to purchase 2.5 million shares of our common stock for $0.50 per share. The warrants, which are exercisable over a five-year period, was consideration for consulting services provided to us by J&M Interests over the six-month period following the date of issuance. The offering to Glenbrook and J&M Interests was exempt from registration under the Securities Act pursuant to Section 4(2) of that act and Regulation D promulgated by the Securities Exchange Commission.

         In March 2002, we entered into a corporate consulting agreement with Investor Relation Resources. In exchange for various corporate consulting and public relations services, we agreed to issue 10,000 shares of our common stock. We valued these shares at the market price on the date of the agreement, $1.00 per share. These shares were not registered under the Securities Act pursuant to
Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

         (a) Certain of the following exhibits have been previously filed with the Securities and Exchange Commission and are incorporated herein by reference from the documents described in the footnotes below. Certain others are to be filed by amendment or are filed herewith.

Exhibit
Number       Description
------       -----------

2.1 Amended and Restated Agreement and Plan of Merger, dated as of March 21, 2001, by and among Mcglen Internet Group, Inc., Mcglen Acquisition Company, Lan Plus Corporation and Andy Teng. (1)

2.2 Amendment No. 4 dated March 14, 2002 to the Amended and Restated Agreement and Plan of Merger, dated as of March 21, 2001, by and among Mcglen Internet Group, Inc., Mcglen Acquisition Company, Lan Plus Corporation and Andy Teng. (2)

3.1      Certificate of Incorporation of registrant. (3)

3.2 Certificate of Amendment of Certificate of Incorporation of registrant, filed with the Delaware Secretary of State on March 15, 2002. (4)

3.3 Certificate of Designation of Preferences of Series A Preferred Stock of registrant, filed with the Delaware Secretary of State on March 15, 2002. (3)

3.4      Amended and Restated Bylaws of registrant. (3)

4.1      Specimen Certificate for Common Stock. (3)

4.2 Registration Rights Agreement among registrant, Glenbrook Group, LLC and J&M Interests, LLC, dated December 9, 2003. (5)

5.1      Opinion of Akin Gump Strauss Hauer & Feld LLP regarding legality. *

10.1 Sublease Agreement by and between registrant and Proview Technology, Inc., dated July 2, 2002. (3)

10.2     Registrant's 1999 Stock Option Plan. (6)

10.3     Registrant's 2000 Stock Option Plan. (7)

10.4     Registrant's 2004 Stock Incentive Plan. (3)

10.5 Employment Agreement by and between Kent A. Savage and registrant dated as of January 15, 2004. (3)

10.6 Stock Option Agreement by and between Kent A. Savage and registrant dated as of January 15, 2004. (3)

10.7 Employment Agreement by and between Theodore B. Muftic and the registrant dated March 1, 2004. (3)

10.8 Consulting Agreement by and between J&M Interests, LLC and the registrant dated December 9, 2003. (8)

10.9 Form of Common Stock Purchase Warrant issued by registrant to J&M Interests, LLC pursuant to Consulting Agreement dated December 9, 2003.
         (3)

10.10 Purchase and Sale Agreement by and between the registrant and Prestige Capital Corporation dated February 6, 2004. (3)

10.11    Stock  Purchase   Agreement   between  Glenbrook  Group,  LLC  and  the
         registrant dated December 9, 2003. (9)

21.1     Subsidiaries of registrant. (3)

23.1     Consent of Singer Lewak Greenbaum & Goldstein LLP. **

23.2     Consent of Corbin and Company, LLP. **

23.3     Consent  of Akin Gump  Strauss  Hauer & Feld LLP  (included  in Exhibit
         5.1). *

24.1     Power of Attorney, set forth in the signature page hereto. **

----------------

*        To be filed by amendment.

**       Filed herewith.

(1) Incorporated herein by reference to Appendix A of registrant's Proxy Statement/Prospectus filed with the Securities and Exchange Commission on February 12, 2002.

(2) Incorporated herein by reference to registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2002.

(3) Incorporated herein by reference to registrant's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004.

(4) Incorporated herein by reference to registrant's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 16, 2002.

(5) Incorporated herein by reference to registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 24, 2003.

(6) Incorporated herein by reference to registrant's Amendment No. 1 to its Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 17, 2000.

(7) Incorporated herein by reference to registrant's Amendment No. 1 to its Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on September 27, 2000.

(8) Incorporated herein by reference to the Schedule 13D of Glenbrook Group, LLC filed with the Securities and Exchange Commission on December 22, 2003.

(9) Incorporated herein by reference to the registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 24, 2003.

         (b)      The following financial statement schedule is filed herewith:

         Schedule II "Valuation and Qualifying Accounts."

         Other financial statement schedules are omitted because the information called for is not required or is shown either in the registrant's consolidated financial statements or the notes thereto.

Item 17. Undertakings

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c)      The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   ITEM 16(b)
                  Northgate Innovations, Inc. and Subsidiaries

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES (IN THOUSANDS)


                 Column A                Column B   Column C  Column D  Column E
                -----------               -------   --------  ---------  -------
                                         Balance at                      Balance
                                         Beginning                       at End
                Description               of year  Additions  Deductions of Year
                -----------               -------   --------  ---------  -------
2003
----
Allowance for doubtful accounts
deducted from accounts receivable
in the balance sheet                      $  280    $   631   $     -    $  911
Reserve for obsolescence deducted
from inventories on the balance sheet        193      1,457      1,282      368
                                          -------   --------  ---------  -------
                                          $  473    $ 2,088   $  1,282   $1,279
                                          =======   ========  =========  =======

2002
----
Allowance for doubtful accounts
deducted from accounts receivable
in the balance sheet                      $  254    $    30   $      4   $  280
Reserve for obsolescence deducted
from inventories on the balance sheet        305      1,322      1,434      193
                                          -------   --------  ---------  -------
                                          $  559    $ 1,352   $  1,438   $  473
                                          =======   ========  =========  =======

2001
----
Allowance for doubtful accounts
deducted from accounts receivable
in the balance sheet                      $  559    $   661   $    966   $  254
Reserve for obsolescence deducted
from inventories on the balance sheet        292      3,689      3,676      305
                                          -------   --------  ---------  -------
                                          $  851    $ 4,350   $  4,642   $  559
                                          =======   ========  =========  =======

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registration has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Industry, State of California, on this 7th day of April, 2004.

                                        NORTHGATE INNOVATIONS, INC.


                                        By:      /s/ Kent A. Savage
                                                 -------------------------------
                                                 Kent A. Savage,
                                                 Chairman of the Board and
                                                 Chief Executive Officer
                                                 (Principal Executive Officer)

                                POWER OF ATTORNEY

         KNOW ALL PERSON BY THESE PRESENTS that each individual whose signature appears below constitute and appoints Kent A. Savage, Theodore B. Muftic and J. William Wilson, and each of them individually, as his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for he same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

                           SIGNATURE PAGE TO FOLLOW.]

                  Signature                                Title                        Date
                  ---------                                -----                        ----
                                             Chairman of the Board and Chief
   /s/ Kent A. Savage                        Executive Officer (Principal
   ------------------------------            Executive Officer)                 April 7, 2004
   Kent A. Savage

                                             Vice President and Chief
                                             Financial Officer
   /s/ Theodore B. Muftic                    (Principal Financial and
   ------------------------------            Accounting Officer)                April 7, 2004
   Theodore B. Muftic

   /s/ Richard Shyu
   ------------------------------            President and Director             April 7, 2004
   Richard Shyu

   /s/ Troy Carter
   ------------------------------            Director                           April 7, 2004
   Troy Carter

   /s/ Marc B. Crossman
   ------------------------------            Director                           April 7, 2004
   Marc B. Crossman

   /s/ Samuel J. Furrow, Jr.
   ------------------------------            Director                           April 7, 2004
   Samuel J. Furrow, Jr.

   /s/ Suhail R. Rizvi
   ------------------------------            Director                           April 7, 2004
   Suhail R. Rizvi

                                  EXHIBIT INDEX


         Certain of the following exhibits have been previously filed with the Securities and Exchange Commission and are incorporated herein by reference from the documents described in the footnotes below. Certain others are to be filed by amendment or are filed herewith.

                                INDEX TO EXHIBITS

Exhibit
Number       Description
------       -----------

2.1 Amended and Restated Agreement and Plan of Merger, dated as of March 21, 2001, by and among Mcglen Internet Group, Inc., Mcglen Acquisition Company, Lan Plus Corporation and Andy Teng. (1)

2.2 Amendment No. 4 dated March 14, 2002 to the Amended and Restated Agreement and Plan of Merger, dated as of March 21, 2001, by and among Mcglen Internet Group, Inc., Mcglen Acquisition Company, Lan Plus Corporation and Andy Teng. (2)

3.1      Certificate of Incorporation of registrant. (3)

3.2 Certificate of Amendment of Certificate of Incorporation of registrant, filed with the Delaware Secretary of State on March 15, 2002. (4)

3.3 Certificate of Designation of Preferences of Series A Preferred Stock of registrant, filed with the Delaware Secretary of State on March 15, 2002. (3)

3.4      Amended and Restated Bylaws of registrant. (3)

4.1      Specimen Certificate for Common Stock. (3)

4.2 Registration Rights Agreement among registrant, Glenbrook Group, LLC and J&M Interests, LLC, dated December 9, 2003. (5)

5.1      Opinion of Akin Gump Strauss Hauer & Feld LLP regarding legality. *

10.1 Sublease Agreement by and between registrant and Proview Technology, Inc., dated July 2, 2002. (3)

10.2     Registrant's 1999 Stock Option Plan. (6)

10.3     Registrant's 2000 Stock Option Plan. (7)

10.4     Registrant's 2004 Stock Incentive Plan. (3)

10.5 Employment Agreement by and between Kent A. Savage and registrant dated as of January 15, 2004. (3)

10.6 Stock Option Agreement by and between Kent A. Savage and registrant dated as of January 15, 2004. (3)

10.7 Employment Agreement by and between Theodore B. Muftic and the registrant dated March 1, 2004. (3)

10.8 Consulting Agreement by and between J&M Interests, LLC and the registrant dated December 9, 2003. (8)

10.9 Form of Common Stock Purchase Warrant issued by registrant to J&M Interests, LLC pursuant to Consulting Agreement dated December 9, 2003.
         (3)

10.10 Purchase and Sale Agreement by and between the registrant and Prestige Capital Corporation dated February 6, 2004. (3)

10.11    Stock  Purchase   Agreement   between  Glenbrook  Group,  LLC  and  the
         registrant dated December 9, 2003. (9)

21.1     Subsidiaries of registrant. (3)

23.1     Consent of Singer Lewak Greenbaum & Goldstein LLP. **

23.2     Consent of Corbin and Company, LLP. **

23.3     Consent  of Akin Gump  Strauss  Hauer & Feld LLP  (included  in Exhibit
         5.1). *

24.1     Power of Attorney, set forth in the signature page hereto. **

----------------

*        To be filed by amendment.

**       Filed herewith.

(1) Incorporated herein by reference to Appendix A of registrant's Proxy Statement/Prospectus filed with the Securities and Exchange Commission on February 12, 2002.

(2) Incorporated herein by reference to registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2002.

(3) Incorporated herein by reference to registrant's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004.

(4) Incorporated herein by reference to registrant's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 16, 2002.

(5) Incorporated herein by reference to registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 24, 2003.

(6) Incorporated herein by reference to registrant's Amendment No. 1 to its Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 17, 2000.

(7) Incorporated herein by reference to registrant's Amendment No. 1 to its Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on September 27, 2000.

(8) Incorporated herein by reference to the Schedule 13D of Glenbrook Group, LLC filed with the Securities and Exchange Commission on December 22, 2003.

(9) Incorporated herein by reference to the registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 24, 2003.